Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PATRIOT NATIONAL BANCORP, INC.

NEXT SPECIAL, INC.

and

AMERICAN CHALLENGER DEVELOPMENT CORP.

Dated as of November 14, 2021

TABLE OF CONTENTS

Page

	Article I

	THE MERGER

1.1	The Merger	2
1.2	Closing	3
1.3	Effective Time	3
1.4	Effects of the Merger	3
1.5	Conversion of American Challenger Common Stock	3
1.6	Redemption of American Challenger Preferred Stock	4
1.7	PNBK Common Stock	5
1.8	Merger Sub Common Stock	5
1.9	Charter of	5
1.10	Bylaws of	5
1.11	Directors and Officers of	5
1.12	Directors & Officers	5

	Article II

	EXCHANGE OF SHARES

2.1	PNBK to Make Shares Available	6
2.2	Exchange of Shares	6

	Article III

	REPRESENTATIONS AND WARRANTIES OF AMERICAN CHALLENGER

3.1	Corporate Organization	9
3.2	Capitalization	10
3.3	Authority; No Violation	12
3.4	Consents and Approvals	13
3.5	Financial Statements	13
3.6	Broker’s Fees	14
3.7	Absence of Certain Changes or Events	14
3.8	Legal and Regulatory Proceedings	14
3.9	Taxes and Tax Returns	15
3.10	American Challenger Plans	16
3.11	Labor Matters	18
3.12	Compliance with Applicable Law	18
3.13	Certain Contracts	19
3.14	Environmental Matters	21
3.15	Real Property.	22

3.16	Intellectual Property; IT Assets; Privacy	22
3.17	American Challenger Information	27
3.18	Insurance	27
3.19	Related Party Transactions	27
3.20	No Other Representations or Warranties	28

	Article IV

	REPRESENTATIONS AND WARRANTIES OF PNBK AND MERGER SUB

4.1	Corporate Organization	29
4.2	Capitalization	30
4.3	Authority; No Violation	31
4.4	Consents and Approvals	32
4.5	Reports	33
4.6	Financial Statements	33
4.7	Broker’s Fees	35
4.8	Absence of Certain Changes or Events	35
4.9	Legal and Regulatory Proceedings	35
4.10	PNBK Plans	35
4.11	Labor Matters	37
4.12	SEC Reports	37
4.13	Compliance with Applicable Law	38
4.14	Agreements with Governmental Entities	40
4.15	PNBK Information	40
4.16	Risk Management Instruments	40
4.17	Taxes and Tax Returns	41
4.18	Loan Portfolio	42
4.19	Environmental Matters	43
4.20	Intellectual Property; IT Assets; Privacy	43
4.21	No Other Representations or Warranties	44

	Article V

	COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of American Challenger and PNBK Prior to the Effective Time	45
5.2	Forbearances	45

	Article VI

	ADDITIONAL AGREEMENTS

6.1	Proxy Filing; Information Supplied; Blue Sky.	48
6.2	PNBK Shareholders’ Meeting.	49
6.3	ACDC Shareholder Approvals	50

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6.4	Access to Information	51
6.5	Banking Matters	52
6.6	Regulatory Cooperation.	52
6.7	Capital Raise.	54
6.8	Employee Matters	55
6.9	Indemnification; Directors’ and Officers’ Insurance	56
6.10	Additional Agreements	58
6.11	Advice of Changes	58
6.12	PNBK Alternative Proposals.	58
6.13	American Challenger Alternative Proposal	62
6.14	Public Announcements	62
6.15	Takeover Statutes	63
6.16	Litigation and Claims	63
6.17	Tax Matters	63
6.18	Stock Exchange Listing	64
6.19	Other Actions	64

	Article VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	64
7.2	Conditions to Obligations of PNBK	65
7.3	Conditions to Obligations of American Challenger	66

	Article VIII

	TERMINATION AND AMENDMENT

8.1	Termination	67
8.2	Effect of Termination	69

	Article IX

	GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	70
9.2	Amendment	70
9.3	Extension; Waiver	70
9.4	Expenses	71
9.5	Notices	71
9.6	Interpretation	72
9.7	Counterparts	72
9.8	Entire Agreement	73
9.9	Governing Law; Jurisdiction.	73
9.10	Waiver of Jury Trial	73
9.11	Assignment; Third Party Beneficiaries	74

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9.12	Specific Performance	74
9.13	Severability	74
9.14	Confidential Supervisory Information	74
9.15	Delivery by Electronic Transmission	74

Exhibit A	Interim Delaware Charter

Exhibit B	Interim Delaware Bylaws

Exhibit C	Amended and Restated Certificate of Incorporation of the Parent Corporation

Exhibit D	Amended and Restated Bylaws of the Parent Corporation

-iv-

INDEX OF DEFINED TERMS

Page

affiliate	74
Agreement	1
Amended and Restated Bylaws of PNBK	2
Amended and Restated Certificate of Incorporation of PNBK	2
American Challenger	1
American Challenger Alternative Proposal	64
American Challenger Bank	54
American Challenger Book-Entry Share	4
American Challenger Bylaws	10
American Challenger Certificate of Incorporation	10
American Challenger Class A Common Stock	3
American Challenger Class B Common Stock	3
American Challenger Common Stock	3
American Challenger Consents	53
American Challenger Contract	21
American Challenger Designated Directors	6
American Challenger Disclosure Schedule	8
American Challenger Fundamental Representations	67
American Challenger Indemnified Parties	58
American Challenger Key Employee	19
American Challenger Plan	17
American Challenger Preferred Stock	4
American Challenger Subsidiary	10
American Challenger Tax Opinion	69
Bank Preferred Stock	56
business day	74
Capital Raise	56
Certificate of Merger	3
Chosen Courts	75
Closing	3
Closing Date	3
Code	1
Confidentiality Agreement	54
Continuing Employees	57
COVID-19	10
Data Vendor Agreement	26
Delaware Secretary	2, 3
DGCL	2
Domestication	1
Domestication Effective Time	2
Effective Time	3
Enforceability Exceptions	12
Environmental Laws	22

-v-

ERISA	18
ERISA Affiliate	18
Exception Shares	3
Exchange Ratio	3
Execution Date	54
FDIC	31
Federal Reserve Board	14
Financial Information	14
Fraud	71
GAAP	9
Governmental Entity	14
HMT	40
Holding Company Preferred Stock	56
HSR Act	14
Intellectual Property	26
Intended Tax Treatment	1
Investment Agreements	56
Investor Rights Agreement	56
Investors	56
IP Participant	25
IT Assets	27
knowledge	74
Liens	12
Loans	43
made available	74
Management Lock-Up Agreement	67
Material Adverse Effect	9
Merger	1
Merger Consideration	4
Merger Sub Bylaws	5
Merger Sub Charter	5
Merger Sub Common Stock	5
Money Laundering Laws	40
NASDAQ	8
New Certificates	4
New Plans	57
OCC	54
OCC Application	54
OFAC	40
Open Source Software	27
Pandemic Measures	10
Patriot Bank	6
person	74
Personal Information	27
PNBK	1
PNBK Alternative Proposal	63

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PNBK Board Recommendation	52
PNBK Bylaws	30
PNBK Certificate of Incorporation	30
PNBK Change of Recommendation	62
PNBK Common Stock	4
PNBK Disclosure Schedule	29
PNBK Equity Raise	56
PNBK Fundamental Representations	68
PNBK Governmental Agreement	41
PNBK Indemnified Parties	59
PNBK Plan	37
PNBK Preferred Stock	31
PNBK Qualifying Transaction	71
PNBK Reports	39
PNBK Shareholder Meeting	14
PNBK Shareholder Proposals	52
PNBK Stock Plan	31
PNBK Subsidiary	30
PNBK Superior Proposal	63
PNBK Superior Proposal Notice	62
PNBK Superior Proposal Notice Period	63
PNBK Termination Fee	71
Premium Cap	59
Proceedings	15
Process	27
Processed	27
Processes	27
Proxy Statement	50
Real Property Lease	23
Registered	27
Representatives	61
Requisite American Challenger Vote	12
Requisite PNBK Vote	32
Requisite Regulatory Approvals	67
Sanctioned Country	40
Sanctions	40
SEC	14
SEC Clearance Date	52
Securities Act	11
Shareholder Delivery Period	53
Software	27
Subsidiary	10
Surviving Corporation	1
Takeover Restrictions	65
Tax	17
Tax Counsel	66
Tax Return	17
Taxes	17
Temenos	26
Termination Date	70
UNSC	40
Warrant	56
Willful Breach	71

-vii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2021 (this “Agreement”), by and among Patriot National Bancorp, Inc., a Connecticut corporation (“PNBK”), Next Special, Inc., a Delaware corporation and newly formed, wholly owned, direct Subsidiary of PNBK formed for the sole purpose of consummating the Merger, and American Challenger Development Corp., a Delaware corporation (“American Challenger”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of PNBK, Merger Sub and American Challenger have approved the entry into this Agreement and determined that it is in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, merge with and into American Challenger (the “Merger”), so that American Challenger is the surviving entity in the Merger and, accordingly a wholly owned subsidiary of PNBK (hereinafter PNBK is sometimes referred to, in its capacity following the Merger and the other transactions contemplated hereby, as the “Parent Corporation”);

WHEREAS, on the Closing Date, prior to the time at which the Merger occurs (or, if agreed to by PNBK and American Challenger, no later than three (3) Business Days prior to the expected Closing Date), PNBK shall convert from a corporation incorporated under the laws of the State of Connecticut to corporation incorporated under the Laws of the State of Delaware in accordance with Sections 34-641 of the Connecticut Business Corporation Act (the “CBCA”) and 265 of the General Corporation Law of the State of Delaware (the “DGCL”), in a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of Internal Revenue Code of 1986, as amended (the “Code”) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for Federal income tax purposes, it is intended that the Merger taken together with the PNBK Equity Raise (as defined herein) shall qualify as an “exchange” described in Section 351 of the Code provided that the Capital Raise is consummated as contemplated herein (“Intended Tax Treatment”).

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.

(a)    Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into American Challenger. American Challenger shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

(b)    Domestication.

(i)    Subject to the terms and conditions of this Agreement, on the Closing Date (or, if agreed to by PNBK and American Challenger, no later than three (3) Business Days prior to the expected Closing Date), PNBK shall cause the Domestication to occur in accordance with Section 34-641 of the CBCA and Section 265 of the DGCL (the time the Domestication becomes effective being referred to herein as the “Domestication Effective Time”). In connection with the Domestication, subject to the receipt of the Requisite PNBK Vote, (i) PNBK shall file a Plan of Domestication (the “Domestication Plan”) with the Secretary of State of the State of Connecticut (the “Connecticut Secretary”) and Secretary of State of the State of Delaware (the “Delaware Secretary”) with respect to the Domestication, in form and substance reasonably acceptable to American Challenger, (ii) each share of PNBK Common Stock that is issued and outstanding immediately prior to the Domestication shall become one share of common stock, par value $0.01 per share, of Delaware-incorporated PNBK; (iii) the Amended and Restated Certificate of Incorporation of PNBK (the “Interim Delaware Charter”), in substantially the form attached hereto as Exhibit A, shall be filed with the Delaware Secretary and shall be the Certificate of Incorporation of PNBK until the filing of the Amended and Restated Certificate of Incorporation in accordance with Section 1.1(c)(ii); (iv) the Board of Directors of PNBK shall take all necessary steps such that the Amended and Restated Bylaws of PNBK, in substantially the form attached hereto as Exhibit B (the “Interim Delaware Bylaws”), shall be the Bylaws of PNBK until the adoption of the Amended and Restated Bylaws of the of the Parent Corporation in accordance with Section 1.1(b)(ii).

(ii)    Immediately prior to the Effective Time, (i) PNBK shall file with the Delaware Secretary the Amended and Restated Certificate of Incorporation of the Parent Corporation (the “Amended and Restated Certificate of Incorporation of the Parent Corporation”), in substantially the form attached hereto as Exhibit C, and (ii) the Board of Directors of PNBK shall take all necessary steps to adopt the Amended and Restated Bylaws of the Parent Corporation (the “Amended and Restated Bylaws of the Parent Corporation”), in substantially the form attached hereto as Exhibit D, which shall, respectively, be the Certificate of Incorporation and Bylaws of the Parent Corporation until thereafter amended in accordance with its terms and applicable law.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) Business Days after the satisfaction or waiver (to the extent permitted by applicable law) all of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); or (b) at such other date, time or place as PNBK and American Challenger may mutually agree in writing after all of such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3    Effective Time. Subject to the terms and conditions of this Agreement, following the Domestication Effective Time, on the Closing Date American Challenger shall file or cause to be filed a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary, containing such information as is required by the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time hereinafter referred to as the “Effective Time”).

1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

1.5    Conversion of American Challenger Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of PNBK, Merger Sub, American Challenger or the holder of any of the following securities:

(a)    Subject to Section 2.2(e), each share of the Class A Common Stock, par value $0.001 per share, of American Challenger (the “American Challenger Class A Common Stock”) and the Class B Common Stock, par value $0.001 per share, of American Challenger (the “American Challenger Class B Common Stock”) issued and outstanding immediately prior to the Effective Time (such American Challenger Class A Common Stock together with such American Challenger Class B Common Stock, the “American Challenger Common Stock”), except for shares of American Challenger Common Stock owned by American Challenger as treasury stock or otherwise owned by American Challenger or PNBK (collectively, the “Exception Shares”), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, 4,092 shares (the “Exchange Ratio”) of the voting common stock, par value $0.01 per share, of PNBK with rights and terms as set forth in the Amended and Restated Certificate of Incorporation of PNBK (the “PNBK Common Stock” or “PNBK Voting Common Stock” for purposes of Section 6.7) (the consideration described in this Section 1.5(a), the “Merger Consideration”).

(b)    All the shares of American Challenger Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each book-entry account formerly representing any non-certificated shares of American Challenger Common Stock (each, an “American Challenger Book-Entry Share”) shall thereafter represent only the right to receive (i) the number of whole shares of PNBK Common Stock included in the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of American Challenger Common Stock represented by such American Challenger Book-Entry Share have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. American Challenger Book-Entry Shares previously representing shares of American Challenger Common Stock shall be exchanged for certificates or, at PNBK’s option, evidence of shares in book-entry form (collectively referred to herein as “New Certificates”), representing whole shares of PNBK Common Stock as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such American Challenger Book-Entry Shares in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of American Challenger Common Stock or PNBK Common Stock shall have been, in accordance with Section 5.2(b), increased, decreased, changed into or exchanged for a different number or kind of shares or securities, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio, to give holders of American Challenger Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of American Challenger Common Stock that are owned by American Challenger or PNBK (in each case other than the Exception Shares) prior to the Effective Time shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6    American Challenger Preferred Stock.

(a)    As of the Effective Time, each share of the Series A Cumulative Preferred Stock, par value $0.001 per share (the “American Challenger Preferred Stock”) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive cash in an amount equal to (i) $75,413.22 per share plus (ii) any accrued and unpaid dividends on the American Challenger Preferred Stock, whether or not declared, as of immediately prior to the Effective Time (the “Preferred Stock Merger Consideration”). All shares of American Challenger Preferred Stock converted into the right to receive Preferred Stock Merger Consideration pursuant to this Section 1.6 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each book-entry account formerly representing any non-certificated shares of the American Challenger Preferred Stock shall thereafter represent only the right to receive the applicable Preferred Stock Merger Consideration.

(b)    PNBK shall pay the Preferred Stock Merger Consideration to the holders of American Challenger Preferred Stock by wire transfer of immediately available funds to the account(s), which will be specified by such holders to PNBK in writing no later than five (5) Business Days prior to the expected Closing Date. Notwithstanding anything in this Agreement to the contrary, PNBK shall be obligated to pay for the Preferred Stock Merger Consideration only with cash proceeds received in the Capital Raise.

1.7    PNBK Common Stock. At and after the Effective Time, each share of PNBK Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8    Merger Sub Common Stock. At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, par value $0.001 per share, of American Challenger.

1.9    Charter of American Challenger. At the Effective Time, the certificate of incorporation (the “Merger Sub Charter”) of Merger Sub, as may be amended and restated immediately prior to the Effective Time (as agreed by PNBK and American Challenger), shall be the certificate of incorporation of the American Challenger until thereafter amended in accordance with applicable law, except that references to the name of Merger Sub shall be replaced by “American Challenger Development Corp.”

1.10    Bylaws of American Challenger. At the Effective Time, the bylaws of Merger Sub (the “Merger Sub Bylaws”), as may be amended and restated immediately prior to the Effective Time (as agreed by PNBK and American Challenger), immediately prior to the Effective Time, shall be the bylaws of American Challenger until thereafter amended in accordance with applicable law, except that references to the name of Merger Sub shall be replaced by “American Challenger Development Corp.”

1.11    Directors and Officers of American Challenger. At the Effective Time, the directors and officers of Merger Sub as of immediately prior to the Effective Time, which shall be those individuals set forth on Section 1.1 of the PNBK Disclosure Schedule, shall at and after the Effective Time, be the directors and officers, respectively, of American Challenger, such individuals to serve in such respective capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal from office.

1.12    Directors & Officers.

(a)    The individuals set forth in Section 1.12(a) of the American Challenger Disclosure Schedule shall be nominated by the Board of Directors of PNBK for election to the Board of Directors of PNBK as of the Effective Time and, accordingly, shall be included in the Proxy Statement delivered to PNBK shareholders entitled to vote at the PNBK Shareholder Meeting (such individuals, the “American Challenger Designated Directors”). The Board of Directors of PNBK shall recommend to its shareholders the approval of each of the American Challenger Designated Directors. Subject to receipt of the Requisite PNBK Vote, at the Effective Time, each of the American Challenger Designated Directors will, without further action, become members of the Board of Directors of PNBK, and PNBK shall take all actions necessary to ensure that each American Challenger Designated Director shall become a member of the Board of Directors of Patriot Bank, National Association, a national association organized under the laws of the United States and wholly owned subsidiary of PNBK (“Patriot Bank”), effective as of the Effective Time.

(b)    Effective as of the Effective Time, and subject to the effectiveness and conditions of each of the American Challenger Key Employee’s applicable employment agreement, the American Challenger Key Employees shall serve as officers of the Parent Corporation in the capacities listed in Section 1.12(b) of American Challenger’s Disclosure Schedule.

ARTICLE II

EXCHANGE OF SHARES

2.1    PNBK to Make Shares Available. At or prior to the Effective Time, PNBK shall make available to the applicable shareholders of American Challenger, through PNBK’s transfer agent, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of American Challenger Common Stock and (b) cash in lieu of any fractional shares.

2.2    Exchange of Shares.

(a)    PNBK and American Challenger shall reasonably cooperate to, no later than five (5) days prior to the anticipated Effective Time, mail or otherwise deliver to each holder of record of one or more American Challenger Book-Entry Shares representing shares of American Challenger Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the American Challenger Book-Entry Shares shall pass, only upon proper delivery of the American Challenger Book-Entry Shares to PNBK) and instructions for use in effecting the surrender of the American Challenger Book-Entry Shares in exchange for whole shares of PNBK Common Stock and any cash in lieu of fractional shares as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an American Challenger Book-Entry Share or American Challenger Book-Entry Shares for exchange and cancellation to PNBK, together with such properly completed letter of transmittal, duly executed, the holder of such American Challenger Book-Entry Share or American Challenger Book-Entry Shares shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificates representing that number of whole shares of PNBK Common Stock to which such holder of American Challenger Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the American Challenger Book-Entry Share or American Challenger Book-Entry Shares surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the American Challenger Book-Entry Share or American Challenger Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of American Challenger Book-Entry Shares. Until surrendered as contemplated by this Section 2.2, each American Challenger Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of PNBK Common Stock, which American Challenger Common Stock represented by American Challenger Book-Entry Shares have been converted into the right to receive pursuant to this Agreement and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)    No dividends or other distributions declared (if any) with respect to PNBK Common Stock shall be paid to the holder of any unsurrendered American Challenger Book-Entry Share until the holder thereof shall surrender such American Challenger Book-Entry Share in accordance with this Article II. After the surrender of an American Challenger Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of PNBK Common Stock which the shares of American Challenger Common Stock represented by such American Challenger Book-Entry Share have been converted into the right to receive.

(c)    If any New Certificate representing shares of PNBK Common Stock is to be issued in a name other than that in which the American Challenger Book-Entry Share or American Challenger Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the American Challenger Book-Entry Share or American Challenger Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to PNBK in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of PNBK Common Stock in any name other than that of the registered holder of the American Challenger Book-Entry Share or American Challenger Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of PNBK that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of American Challenger of the shares of American Challenger Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, American Challenger Book-Entry Shares representing such shares are presented for transfer to PNBK, they shall be cancelled and exchanged for New Certificates representing shares of PNBK Common Stock and any cash in lieu of fractional shares and in respect of dividends or distributions that the holder presenting such American Challenger Book-Entry Shares is entitled to, as provided in this Article II.

(e)    Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of PNBK Common Stock shall be issued upon the surrender for exchange of American Challenger Book-Entry Shares, no dividend or distribution with respect to PNBK Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of PNBK. In lieu of the issuance of any such fractional share, PNBK shall pay to each former shareholder of American Challenger who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest whole cent) determined by multiplying (i) the average of the closing-sale prices of PNBK Common Stock on the NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day immediately preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of PNBK Common Stock which such holder (taking into account all fractional share interests to be received by such holder) would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)    PNBK shall be entitled to deduct and withhold from any cash in lieu of fractional shares of PNBK Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by PNBK, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by PNBK.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AMERICAN CHALLENGER

Except (i) as disclosed in the disclosure schedule delivered by American Challenger to PNBK concurrently herewith (the “American Challenger Disclosure Schedule”), provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the American Challenger Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by American Challenger that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to have a Material Adverse Effect on American Challenger and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific reference or cross reference) from a reading of the disclosure that such disclosure applies to such other sections, American Challenger hereby represents and warrants to PNBK and Merger Sub as follows:

3.1    Corporate Organization.

(a)    American Challenger is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. American Challenger has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted in all material respects. American Challenger is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on American Challenger. As used in this Agreement, the term “Material Adverse Effect” means, with respect to PNBK, American Challenger, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as defined in Section 3.4), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the COVID-19 pandemic and the implementation of the Pandemic Measures or any change in such Pandemic Measures or interpretations thereof by any Governmental Entity following the date of this Agreement), (E) public disclosure or consummation of the transactions contemplated hereby (including any effect on such person’s or its Subsidiaries relationship with its customers, employees or other persons), or actions expressly required by this Agreement, or actions or omission that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or consummation of the Merger), (F) a decline in the trading price of PNBK Common Stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such party has occurred to the extent not otherwise excluded by this proviso); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to similar companies in the industry in which such party and its Subsidiaries operate); or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic; the term “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and the term “Subsidiary” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act, and for avoidance of doubt, “Subsidiary” when used with respect to American Challenger shall be deemed to include American Challenger Bank (as defined below). True and complete copies of the Amended and Restated Certificate of Incorporation (the “American Challenger Certificate of Incorporation”) and the bylaws of American Challenger (the “American Challenger Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by American Challenger to PNBK.

(b)    Except for American Challenger Bank in the case of clauses (ii) and (iii) of this Section 3.2(b), each Subsidiary of American Challenger (an “American Challenger Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on American Challenger and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to have such corporate power or authority would not, individually or in the aggregate, reasonably be expected to be material to American Challenger and its Subsidiaries, taken as a whole. Section 3.1(b) of the American Challenger Disclosure Schedule sets forth a true, correct and complete list of all American Challenger Subsidiaries as of the date hereof. True and complete copies of the organizational documents of each American Challenger Subsidiary as in effect as of the date of this Agreement have previously been made available by American Challenger to PNBK.

3.2    Capitalization.

(a)    As of the date hereof, the capital stock of American Challenger authorized under the American Challenger Certificate of Incorporation consists of: (i) 500,000 shares of Class A Common Stock, (ii) 500 shares of Class B common stock, par value $0.001 per share and (iii) 1,000 shares of preferred stock, par value $0.001 per share, of which 500 shares have been designated Series A Cumulative Preferred Stock. As of the date hereof, there is no capital stock of American Challenger outstanding other than 1,144 shares of Class A Common Stock, 500 shares of Class B Common Stock and 133 shares of Series A Cumulative Preferred Stock. As of the date hereof, 148 shares of the American Challenger Class A Common Stock have been reserved for issuance by American Challenger in connection with the mandatory redemption provisions of the Series A Cumulative Preferred Stock. American Challenger has no outstanding equity awards, whether vested or unvested. The issued and outstanding shares of capital stock of American Challenger have been duly authorized and are validly issued, fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws and were not issued in violation of, or subject to, any preemptive rights or similar rights to subscribe for or purchase any capital stock of American Challenger. There are no (i) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of American Challenger, or contracts, commitments, understandings or arrangements by which American Challenger is or may become bound to issue additional shares of capital stock of American Challenger or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of American Challenger, other than the additional shares of Preferred Stock to be issued as dividends on the shares of Series A Cumulative Preferred Stock pursuant to the American Challenger Certificate of Incorporation, (ii) outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of American Challenger or by which American Challenger is bound, (iii) agreements or arrangements under which American Challenger is obligated to register the sale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”), or (iv) outstanding securities or instruments of American Challenger that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which American Challenger is or may become bound to redeem or repurchase a security of American Challenger.

(b)    There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which American Challenger or any of its Subsidiaries is a party with respect to the voting or transfer of American Challenger Common Stock, capital stock or other voting or equity securities or ownership interests of American Challenger or granting any shareholder or other person any registration rights (for the avoidance of doubt, other than as may be set forth in the American Challenger Certificate of Incorporation). No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of American Challenger or any of its Subsidiaries) are outstanding.

(c)    American Challenger owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the American Challenger Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No American Challenger Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d)    Other than its ownership interests in the American Challenger Subsidiaries, American Challenger does not directly or indirectly “own” or “control” (such terms as used within the meaning of the BHC Act and its implementing regulations) any equity securities of any other person.

3.3    Authority; No Violation.

(a)    American Challenger has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of American Challenger. The Board of Directors of American Challenger has determined that the transactions contemplated hereby are advisable and in the best interests of American Challenger and its shareholders, has adopted this Agreement and the transactions contemplated hereby, and has directed that this Agreement be submitted to American Challenger’s shareholders for approval of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the written consent of all the shares of American Challenger Common Stock and American Challenger Preferred Stock entitled to vote on this Agreement (the “Requisite American Challenger Vote”), no other corporate proceedings on the part of American Challenger are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by American Challenger and (assuming due authorization, execution and delivery by PNBK and Merger Sub) constitutes a valid and binding obligation of American Challenger, enforceable against American Challenger in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by American Challenger nor the consummation by American Challenger of the transactions contemplated hereby, nor compliance by American Challenger with any of the terms or provisions hereof, will (i) subject to the delivery of the American Challenger consents, violate any provision of the American Challenger Certificate of Incorporation or the American Challenger Bylaws or comparable governing documents of any American Challenger Subsidiary, or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to American Challenger or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of American Challenger or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which American Challenger or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on American Challenger.

3.4    Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the (i) OCC, including the OCC Application, (ii) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Change in Bank Control Act, (iii) the Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Improvements Act of 1976 (the “HSR Act”) and (iv) approval of such applications, filings and notices, (c) those additional consents, applications, filings and notices, if any, listed on Section 3.4 of the American Challenger Disclosure Schedule or Section 4.4 of the PNBK Disclosure Schedule, including, without limitation, to the extent required pursuant to NASDAQ Rule 5110, and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement (as defined below) relating to the meeting of PNBK’s shareholders (the “PNBK Shareholder Meeting”), (e) the filing of the Domestication Plan with the Connecticut Secretary and Delaware Secretary, and of the Certificate of Merger with the Delaware Secretary, in each case, pursuant to the CBCA and DGCL, as applicable, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PNBK Common Stock pursuant to this Agreement and the approval of the listing of such PNBK Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory agency, authority or instrumentality or self-regulatory organization (SRO) (each a “Governmental Entity”) or any third party are necessary in connection with (A) the execution and delivery by American Challenger of this Agreement or (B) the consummation by American Challenger of the Merger and the other transactions contemplated hereby.

3.5    Financial Statements.

(a)    Subject to such exceptions, qualifications and adjustments as may be described or reflected in such financial information, the unaudited consolidated financial information as of and for the year ended December 31, 2020 and the nine months ended September 30, 2021 (such information, the “Financial Information”) attached hereto as Schedule 3.5(a) of the American Challenger Disclosure Schedules (i) have been prepared from, and are in accordance with, the books and records of American Challenger and its Subsidiaries; (ii) fairly present in all material respects the financial condition of American Challenger and its Subsidiaries and their results of operations as of the respective dates therein set forth and for the respective periods then ended, as applicable; and (iii) have been prepared in accordance with tax-based accounting methods consistently applied during the periods involved. The books of account and other records of American Challenger and its Subsidiaries are, in all material respects, complete and correct and have been maintained in accordance with applicable legal and accounting requirements. The Financial Information has been prepared in a manner consistent in all material respects with the books of account and other records of American Challenger and its Subsidiaries.

(b)    Except for (i) those liabilities that are reflected or reserved against in the Financial Information, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or (iii) liabilities in connection with this Agreement and the transactions contemplated hereby, neither American Challenger nor any of its Subsidiaries has any liabilities.

(c)    The records, systems, controls, data and information of American Challenger and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of American Challenger or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on American Challenger.

3.6    Broker’s Fees. Neither American Challenger nor any American Challenger Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.7    Absence of Certain Changes or Events.

(a)    Since January 7, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on American Challenger.

(b)    Since January 7, 2020, American Challenger and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for the Pandemic Measures or in connection with the transactions contemplated by this Agreement.

3.8    Legal and Regulatory Proceedings.

(a)    Since January 7, 2020, neither American Challenger nor any of its Subsidiaries has been a party to any, and there are no outstanding or pending or, to the knowledge of American Challenger, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (collectively, “Proceedings”) against American Challenger or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on American Challenger, or (ii) is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b)    Since January 7, 2020, there has not been any material injunction, order, judgment, decree, or regulatory restriction imposed upon American Challenger, any of its Subsidiaries or the assets of American Challenger or any of its Subsidiaries (or that, upon consummation of the Merger and the other transactions contemplated by this Agreement, would apply to the Parent Corporation or any of its affiliates).

3.9    Taxes and Tax Returns.

(a)    Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on American Challenger and its Subsidiaries: (i) each of American Challenger and its Subsidiaries has prepared in good faith and duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects; (ii) neither American Challenger nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business consistent with past practice); (iii) all Taxes of American Challenger and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iv) each of American Challenger and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; (v) each of American Challenger and its Subsidiaries has complied in all material respects with all information reporting and withholding requirements, in respect of payments made by American Challenger or any of its Subsidiaries, including maintenance of required records with respect thereto; (vi) there are no Liens on the assets of American Challenger or any of its Subsidiaries relating or attributable to Taxes other than Liens for Taxes not yet due and payable; (vii) neither American Challenger nor any of its Subsidiaries has received any notice of an assessment or proposed assessment in connection with any amount of Taxes that has not been accrued on financial statements, and there are no threatened in writing or pending disputes, claims, audits, examinations or other Proceedings regarding any Tax of American Challenger and its Subsidiaries or the assets of American Challenger and its Subsidiaries; (viii) neither American Challenger nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among American Challenger and its Subsidiaries or (B) such an agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not Tax sharing, allocation or indemnification); (ix) neither American Challenger nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was American Challenger) or (B) has any liability for the Taxes of any person (other than American Challenger or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xi) neither American Challenger nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code; and (xii) neither American Challenger nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b)    Neither American Challenger nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(c)    As used in this Agreement, the term “Tax” or “Taxes” means, whether disputed or not any and all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, ad valorem, profits, gains, property (real, personal, tangible and intangible), capital, sales, transfer, use, license, payroll, employment, social security (including health, unemployment, disability, workers’ compensation and pension insurance), severance, unemployment, withholding, duties, excise, windfall profits, franchise, backup withholding, value added, alternative or add-on minimum, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(d)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, information return or any other document or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.10    American Challenger Plans.

(a)    Section 3.10(a) of the American Challenger Disclosure Schedule sets forth an accurate and complete list, as of the Execution Date, of each material American Challenger Plan. For purposes of this Agreement, “American Challenger Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by American Challenger or any of its Subsidiaries.

(b)    With respect to each material American Challenger Plan set forth on Section 3.10(a) of the American Challenger Disclosure Schedule, American Challenger has made available to PNBK, to the extent applicable, accurate and complete copies of (1) the American Challenger Plan document, including any amendments thereto, (2) a written description of such American Challenger Plan if such plan is not set forth in a written document, (3) the most recently prepared actuarial report, and (4) all material correspondence to or from any Governmental Entity received in the last three years with respect to any American Challenger Plan.

(c)    Each American Challenger Plan (including any related trusts) has been established, operated and administered in all material respects in compliance with its terms and applicable laws, including ERISA and the Code, all contributions or other amounts payable by American Challenger or any of its Subsidiaries with respect to each American Challenger Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and there are no pending or, to the knowledge of American Challenger, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against any American Challenger Plan or any trust related thereto which could reasonably be expected to result in any material liability to American Challenger or any of its Subsidiaries.

(d)    Each American Challenger Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the U.S. Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of American Challenger, nothing has occurred that would adversely affect the qualification or tax exemption of any such American Challenger Plan. Neither American Challenger nor any of its Subsidiaries has engaged in a transaction in connection with which American Challenger or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of the Employee Retirement Income Security Act of 1974 (“ERISA”) or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(e)    Neither American Challenger nor any of its Subsidiaries in the last six (6) years maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including through any ERISA Affiliate) under a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither American Challenger nor any of its Subsidiaries has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including through any ERISA Affiliate) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA in the last six (6) years. No American Challenger Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, an “ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA of Section 414 of the Code.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (1) entitle any current or former employee, director, officer, or independent contractor of American Challenger or any of its Subsidiaries to severance pay or any material increase in severance pay, (2) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer, or independent contractor, or (3) otherwise give rise to any material liability under any American Challenger Plan.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)    Neither American Challenger nor any of its Subsidiaries has any obligation to provide, and no American Challenger Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

3.11    Labor Matters.

(a)    Neither American Challenger nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization and, to the knowledge of American Challenger, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organization or labor unions, to organize any employee of American Challenger or any of its Subsidiaries.

(b)    There is no strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the knowledge of American Challenger, threatened. Each of American Challenger and its Subsidiaries is in compliance with all applicable laws respecting labor, employment and employment practices, except for any failure to be in compliance that would not reasonably be expected to be material to American Challenger and its Subsidiaries, taken as a whole.

(c)    To the knowledge of American Challenger, since American Challenger’s incorporation, no allegations of sexual harassment have been made against any American Challenger Key Employee (as defined below) in his or her capacity as a director, employee or service provider of American Challenger or any of its Subsidiaries. “American Challenger Key Employee” means each employee of American Challenger set for on Schedule I of the American Challenger Disclosure Schedule.

3.12    Compliance with Applicable Law.

(a)    American Challenger and each of its Subsidiaries hold, and have at all times since December 31, 2020, held, all licenses, registrations, franchises, certificates, variances, permits, approvals, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on American Challenger or to materially impair the consummation of the transactions contemplated hereby, and to the knowledge of American Challenger, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, approval, charter or authorization is threatened, and American Challenger and its Subsidiaries have not received any notice in writing of proceedings relating to the revocation or modification of any such license, registration, franchise, certificate, variance, permit, approval, charter or authorization.

(b)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on American Challenger, American Challenger and each of its Subsidiaries have complied with and are not in default or violation under, and to the knowledge of American Challenger, there are no facts or circumstances that would reasonably be expected to cause American Challenger or any of its Subsidiaries to violate, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to American Challenger or any of its Subsidiaries.

(c)    Without limitation, none of American Challenger or any of its Subsidiaries, or to the knowledge of American Challenger, any director, officer, employee, agent or other person acting on behalf of American Challenger or any of its Subsidiaries has, directly or indirectly, (i) used any funds of American Challenger or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of American Challenger or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of American Challenger or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of American Challenger or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for American Challenger or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for American Challenger or any of its Subsidiaries, or, in the past five (5) years, has been subject to any United States sanctions administered by OFAC, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on American Challenger.

3.13    Certain Contracts.

(a)    Schedule 3.13(a) of the American Challenger Disclosure Schedule lists the following contracts, arrangements, commitments or understandings (whether written or oral), as applicable (other than any American Challenger Plan), to which either American Challenger or any of its Subsidiaries is a party or bound by:

(i)    which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    which contains a provision that materially restricts the conduct of any line of business by American Challenger or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of PNBK or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii)    which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)    with any record or beneficial owner of five percent (5%) or more of the outstanding shares of American Challenger Common Stock;

(v)    any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite American Challenger Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on American Challenger;

(vi)    (A) that relates to the incurrence of indebtedness by American Challenger or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by American Challenger or any of its Subsidiaries of, or any similar commitment by American Challenger or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $200,000 per occurrence or $2,000,000 or more in the aggregate;

(vii)    that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of American Challenger or its Subsidiaries;

(viii)    which creates future payment obligations in excess of $750,000 per annum (other than any such contracts which are terminable by American Challenger or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(ix)    that is a settlement, consent or similar agreement and contains any material continuing obligations of American Challenger or any of its Subsidiaries;

(x)    that relates to the acquisition or disposition of any person, business or asset and under which American Challenger or its Subsidiaries have or may have a material obligation or liability;

(xi)    pursuant to which (i) any license is granted under any Intellectual Property owned by American Challenger or any of its Subsidiaries that is material to their businesses, or (ii) any person has granted any license under any Intellectual Property to American Challenger or any of its Subsidiaries that is material to their businesses, other than non-exclusive licenses for off-the-shelf software; or

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the American Challenger Disclosure Schedule, is referred to herein as an “American Challenger Contract,” and neither American Challenger nor any of its Subsidiaries knows of, or has received written, or to the knowledge of American Challenger, oral notice of, any violation of any American Challenger Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to American Challenger and its Subsidiaries, taken as a whole. American Challenger has made available to PNBK true, correct and complete copies of each American Challenger Contract in effect as of the date hereof.

(b) (i) Each American Challenger Contract is valid and binding on American Challenger or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not be material to American Challenger, American Challenger and each of its Subsidiaries have complied with and performed all obligations required to be complied with or performed by any of them to date under each American Challenger Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not be material to American Challenger, to the knowledge of American Challenger, each third-party counterparty to each American Challenger Contract has complied with and performed all obligations required to be complied with and performed by it to date under such American Challenger Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not be material to American Challenger. (iv) neither American Challenger nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any American Challenger Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on American Challenger, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of American Challenger or any of its Subsidiaries, or to the knowledge of American Challenger, any other party thereto, of or under any such American Challenger Contract.

3.14    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on American Challenger, American Challenger and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no Proceedings, or to the knowledge of American Challenger, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on American Challenger or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against American Challenger, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on American Challenger. To the knowledge of American Challenger, there is no reasonable basis for any such Proceeding or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on American Challenger. American Challenger is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on American Challenger.

3.15    Real Property.

(a) American Challenger and its Subsidiaries have good, valid and marketable title to, or in the case of leased assets, a valid, binding and enforceable leasehold interest in, all of the tangible assets owned by them in connection with the conduct of the business of American Challenger and its Subsidiaries, as currently conducted.

(b) Neither American Challenger nor any of its Subsidiaries owns any real property.

(c) Schedule 3.15 of the American Challenger Disclosure Schedule sets forth a list of all leases (each, a “Real Property Lease”) of real property pursuant to which American Challenger or an American Challenger Subsidiary is a tenant, or American Challenger or an American Challenger Subsidiary is a tenant and lessee for the benefit of American Challenger, as of the date of this Agreement. Each Real Property Lease is valid and binding on American Challenger or an American Challenger Subsidiary, as applicable, and enforceable in accordance with its terms (subject to the Enforceability Exceptions). American Challenger or an American Challenger Subsidiary, as applicable, and, to American Challenger’s Knowledge, each of the other parties thereto, has performed in all material respects all obligations required to be performed by it under each Real Property Lease.

3.16    Intellectual Property; IT Assets; Privacy

(a) Section 3.16(a) of the American Challenger Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned by American Challenger or any of its Subsidiaries that is Registered, and all material unregistered Intellectual Property, indicating, for each item of such Registered Intellectual Property, the registration or application number and the applicable filing jurisdiction.

(b) American Challenger or one of its Subsidiaries is the sole and exclusive owner of the Registered Intellectual Property set forth in Section 3.16(a) of the American Challenger Disclosure Schedule and all material Intellectual Property owned or purported to be owned by American Challenger or any of its Subsidiaries, and all rights in such Registered Intellectual Property and Intellectual Property owned or purported to be owned by American Challenger or any of its Subsidiaries are subsisting, not subject to any lien, not subject to any exclusive license to any third party, and to the knowledge of American Challenger, valid and enforceable. No other person has or claims to have any right to any such Intellectual Property.

(c) American Challenger and its Subsidiaries own or have a valid right to use all material Intellectual Property and Software used by any of them as of the date hereof, all of which such rights shall survive the consummation of the transactions contemplated hereby materially unchanged.

(d) There are no restrictions under any contract set forth on 3.13(a)(xi) of the American Challenger Disclosure Schedule on the direct or indirect transfer of any licenses under which any Intellectual Property or Software is licensed to or by American Challenger and its Subsidiaries. The rights of the Parent Corporation to the Intellectual Property and Software owned or held for use by American Challenger and its Subsidiaries immediately after the execution of this Agreement and the consummation of the other transactions contemplated by this Agreement will be the same as the rights of American Challenger and its Subsidiaries thereto immediately before such consummation.

(e) The operation of the businesses of American Challenger and its Subsidiaries as currently conducted and as planned to be conducted and the Intellectual Property and Software owned or purported to be owned by American Challenger or any of its Subsidiaries does not infringe, misappropriate or violate the Intellectual Property of any third party. To the knowledge of American Challenger and its Subsidiaries, no third party is infringing, misappropriating or violating any Intellectual Property owned or held for use by American Challenger and its Subsidiaries. To the knowledge of American Challenger, the Software used by American Challenger and its Subsidiaries, or offered to their customers and end users, complies with all applicable laws and regulations.

(f) Neither American Challenger nor any of its Subsidiaries has received any claim, notice, invitation to license or similar communication within the three (3) year period prior to the date hereof (i) contesting or challenging the use, validity, enforceability or ownership of any Intellectual Property or Software used in American Challenger’s or any of its Subsidiaries’ respective businesses that are owned by or purported to be owned by American Challenger or any of its Subsidiaries, or (ii) alleging that American Challenger or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property of any person.

(g) The Software owned or purported to be owned by American Challenger and its Subsidiaries performs in all material respects in accordance with the documentation and other written materials related to such Software, and such Software is free from all viruses, worms, Trojan horses, and other material defects in programming and operations.

(h) American Challenger and its Subsidiaries have not used any Open Source Software in a manner that conditions the distribution of proprietary Software owned by American Challenger or its Subsidiaries on (i) the disclosure, licensing or distribution of any source code for any portion of such Software, or (ii) the granting to licensees of the right to make derivative works or other modifications to such Software, (iii) the licensing under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) redistribution of such Software at no license fee. Except as set forth on Section 3.16(h) of the American Challenger Disclosure Schedule, none of the proprietary Software owned by American Challenger or its Subsidiaries is subject to any source code delivery or escrow obligations.

(i) All employees and contractors of American Challenger and its Subsidiaries who have authored, co-authored or otherwise contributed to or participated in any material way in the conception and development of any material Intellectual Property and Software on behalf of the American Challenger and its Subsidiaries (“IP Participant”) have executed and delivered to American Challenger and its Subsidiaries an agreement, pursuant to which, inter alia, such IP Participant has assigned any and all of such IP Participant’s rights in such Intellectual Property and Software to American Challenger or its Subsidiaries and has agreed to keep such Intellectual Property and Software confidential and not use such Intellectual Property and Software for any purpose unrelated to his or her work for American Challenger and its Subsidiaries, and, to the knowledge of American Challenger and its Subsidiaries, no IP Participant is in default of any such agreement. No current or former IP Participant has filed, asserted in writing, or threatened any claim against American Challenger and its Subsidiaries in connection with his or her involvement with such Intellectual Property or Software. To American Challenger’s and its Subsidiaries’ knowledge, no IP Participant has any patents issued or applications pending for any invention of any kind now used or needed by American Challenger and its Subsidiaries which patents or applications have not been assigned or licensed to American Challenger and its Subsidiaries.

(j) American Challenger and its Subsidiaries have taken reasonable measures to protect (i) their respective rights in the Intellectual Property owned by American Challenger or its Subsidiaries and (ii) the confidentiality of all trade secrets that are included in the Intellectual Property owned by American Challenger or its Subsidiaries.

(k) The IT Assets used (including through cloud-based or other third party service providers) by American Challenger or any of its Subsidiaries are in good working condition, perform in conformance with their specifications and documentation, fulfill the purposes for which they were acquired, and are sufficient for the current needs of the businesses of American Challenger and its Subsidiaries. Except as set forth on Section 3.16(k) of the American Challenger Disclosure Schedule, there have been no material failures, breakdowns, unauthorized intrusions or breaches of security, of any component of IT Assets that are owned by American Challenger or any of its Subsidiaries, or to American Challenger’s or its Subsidiaries’ knowledge, other IT Assets that are used by American Challenger and its Subsidiaries, in each case, in the prior five (5) years.

(l) Except as set forth on Section 3.16(l) of the American Challenger Disclosure Schedule, neither American Challenger nor any of its Subsidiaries, nor to the knowledge of American Challenger or any of its Subsidiaries, any of their contractors or agents has experienced any “breach”, “breach of security”, “breach of security of a system”, “personal data breach”, or similar term as defined by any applicable privacy and data protection laws. There has been no unauthorized access to or unauthorized use of any such IT Assets in a manner that, individually or in the aggregate, has resulted in or is reasonably likely to result in material liability to, or material disruption of the business operations of, American Challenger or any of its Subsidiaries or required American Challenger or any of its Subsidiaries to notify a Governmental Entity or third party, including a data subject, of a data security breach or security incident.

(m) American Challenger and its Subsidiaries employ commercially reasonable practices regarding discovering whether the IT Assets owned or used by American Challenger or its Subsidiaries contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may, or is intended to, impair or prevent the intended performance or otherwise permit unauthorized access to, hamper, delete or damage any system, software, network, data or device owned by American Challenger or its Subsidiaries.

(n) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on American Challenger, during the five (5) years preceding the date hereof, American Challenger and its Subsidiaries (i) have been in material compliance with all applicable privacy and data protection laws and with all public-facing privacy policies of American Challenger and its Subsidiaries (ii) have maintained privacy policies, procedures, plans, controls, mechanisms, and safeguards in compliance in all material respects with all applicable privacy and data protection laws and (iii) have implemented and test in a commercially reasonable manner commercially reasonable backup, security and encryption and disaster recovery technology processes, in each of cases (ii) and (iii), that are appropriate for the size and scope of American Challenger and its Subsidiaries and the risks and vulnerabilities posted thereto.

(o) Each of American Challenger and its Subsidiaries has executed a current, legal, valid, and binding agreement (each a “Data Vendor Agreement”) (i) with each third party that Processes Personal Information for or on behalf of American Challenger or its Subsidiaries that (A) satisfies the requirements of all applicable privacy and data protection laws, and (B) requires such third party to take reasonable and appropriate steps designed to protect all Personal Information in such third party’s possession or control against damage and loss and unauthorized access, acquisition, use, modification, disclosure, or other misuse, and (ii) to the extent required by applicable Privacy Laws, with each third party for or on behalf of which American Challenger or its Subsidiaries Processes Personal Information that satisfies the requirements of all such applicable privacy and data protection laws. Neither American Challenger, any Subsidiary, nor, to the knowledge of American Challenger or any Subsidiary, any third party has breached in any material respect any Data Vendor Agreement.

(p) Temenos, USA, Inc. (“Temenos”) has added American Challenger as a beneficiary under its Software Escrow Agreement; all fees, including all initial license fees due under or in connection with the Master Agreement for Software and Services and its Statements of Work by and between Temenos and American Challenger have been paid to Temenos; to the knowledge of American Challenger, the Software provided by Temenos and American Challenger’s and its Subsidiaries use thereof, including all uses of Transact, is in compliance with all laws, including all United States laws and banking regulations and laws regarding accessibility.

For purposes of this Agreement:

(i)   “Intellectual Property” means any of the following, whether or not Registered, and all rights therein, arising in the U.S. or any other jurisdiction throughout the world: (i) trademarks, service marks, Internet domain names, logos, brand names, common law trademark rights, trade dress and trade names and other indicia of origin, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby, (ii) patents and patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, (iii) confidential and proprietary information, including trade secrets and know-how, and (iv) copyrights, registrations and applications for registration of the foregoing, and all renewals, extensions, reversions and restorations thereof.

(ii)  “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

(iii) “IT Assets” means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

(iv) “Processes” or “Processed” or “Process” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

(v)  “Personal Information” refers to data that, separately or when combined with other data, can be used to identify a natural person, including name, address, email address, photograph, IP address, unique device identifier, nonpublic personal information as defined by the Gramm-Leach-Bliley Act, and personal data as defined by the E.U. General Data Protection Regulation.

(vi) “Software” means all (a) software, computer programs, applications, systems, code, data, databases, and information technology, including firmware, middleware, drivers, system monitoring software, algorithms, models, methodologies, program interfaces, source code, object code, html code, and executable code; (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise; (c) development and design tools, utilities, and libraries; (d) technology supporting websites, digital contents, user interfaces, and the contents and audiovisual displays of websites; (e) all versions, updates, corrections, enhancements, and modifications thereto; and (f) media, documentation and other works of authorship, including forms, user manuals, developer notes, comments, support, maintenance and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

(vii) “Open Source Software” means any Software that (a) is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” “intellectual property pool license” or similar license, the intention of which is to permit the public use, modification, distribution, incorporation and/or exploitation of the Software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license), and/or (b) is subject to, distributed, transmitted, licensed or otherwise made available under any version of any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative.

3.17    American Challenger Information. The information relating to American Challenger and its Subsidiaries that is provided in writing by American Challenger or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed or delivered to holders of PNBK Common Stock or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to American Challenger or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

3.18    Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on American Challenger (a) American Challenger and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of American Challenger reasonably has determined to be prudent and consistent with industry practice, and American Challenger and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of American Challenger and its Subsidiaries, American Challenger or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. There is no material claim for coverage by American Challenger or any of its Subsidiaries pending under any insurance policy as to which coverage has been denied or disputed by the underwriters of such insurance policy. Neither American Challenger nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.19    Related Party Transactions. Except as set forth in Section 3.19 of the American Challenger Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between American Challenger or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of American Challenger or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five (5%) or more of the outstanding American Challenger Common Stock or American Challenger Preferred Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of American Challenger) on the other hand, of the type required to be reported pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.20    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by American Challenger in this Article III, neither American Challenger nor any other person makes any express or implied representation or warranty with respect to American Challenger, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and American Challenger hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither American Challenger nor any other person makes or has made any representation or warranty to PNBK or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to American Challenger, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by American Challenger in this Article III, any oral or written information presented to PNBK or any of its affiliates or representatives in the course of their due diligence investigation of American Challenger, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    American Challenger acknowledges and agrees that neither PNBK nor any other person has made or is making any express or implied representation or warranty with respect to PNBK, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PNBK AND MERGER SUB

Except (i) as disclosed in the disclosure schedule delivered by PNBK to American Challenger concurrently herewith (the “PNBK Disclosure Schedule”), provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the PNBK Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by PNBK or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to have a Material Adverse Effect on PNBK or Merger Sub, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific reference or cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any PNBK Reports filed by PNBK since January 1, 2019, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), PNBK and Merger Sub hereby represents and warrants to American Challenger as follows:

4.1    Corporate Organization.

(a)    PNBK is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and is a bank holding company duly registered under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of PNBK and Merger Sub has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of PNBK and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PNBK. True and complete copies of the Certificate of Incorporation of PNBK, as amended (the “PNBK Certificate of Incorporation”) and the Amended and Restated Bylaws of PNBK (the “PNBK Bylaws”), the Merger Sub Charter and the Merger Sub Bylaws as in effect as of the date of this Agreement, have previously been made available by PNBK and Merger Sub to American Challenger.

(b)    Patriot Bank has been duly organized and is validly existing as a national association organized under the laws of the United States and supervised by the OCC, with the requisite corporate power and authority under such laws to own, lease and operate its properties and to conduct its business as now being conducted in all material respects and to enter into and perform its obligations under this Agreement. Patriot Bank is a member in good standing of the Federal Home Loan Bank of Boston, and its activities are permitted by the National Bank Act, and the rules and regulations of the OCC. Each other Subsidiary of PNBK (a “PNBK Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PNBK and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to have such corporate power or authority would not, individually or in the aggregate, reasonably be expected to be material to PNBK and its Subsidiaries, taken as a whole. Section 4.1(b) of the PNBK Disclosure Schedule sets forth a true, correct and complete list of all PNBK Subsidiaries as of the date hereof. True and complete copies of the organizational documents of each PNBK Subsidiary as in effect as of the date of this Agreement have previously been made available by PNBK to American Challenger.

(c)    There are no restrictions on the ability of Patriot Bank to pay dividends or distributions except for restrictions on dividends or distributions generally applicable to all such regulated entities under applicable law. The deposit accounts of Patriot Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no Proceedings for the termination or adverse modification of such insurance are pending or, to PNBK’s knowledge, threatened. There are no Subsidiaries of PNBK other than Patriot Bank that are depository institutions or that have or are required to have deposit insurance.

4.2    Capitalization.

(a)    (i)As of the date hereof, the capital stock of PNBK authorized under the PNBK Certificate of Incorporation consists of 100,000,000 shares of PNBK Common Stock $0.01 per share, and 1,000,000 shares of serial preferred stock, without par value (the “PNBK Preferred Stock”). As of the date hereof, there is no capital stock of PNBK outstanding other than 3,947,976 shares of PNBK Common Stock and there are 3,000,000 shares of PNBK Common Stock reserved for issuance under the Patriot National Bancorp, Inc. 2020 Stock Plan (the “PNBK Stock Plan”). Except as set forth in the previous sentence, there are no shares of PNBK Common Stock issued, reserved for issuance or outstanding. All the issued and outstanding shares of PNBK Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)    Schedule 4.2(b) of the PNBK Disclosure Schedule sets forth a correct and complete listing of the types of all outstanding equity-based awards of PNBK under the PNBK Stock Plan (collectively, the “PNBK Equity Awards”) as of the date hereof, setting forth the number of shares of PNBK Common Stock subject to each type of PNBK Equity Award on an aggregate basis. Each PNBK Equity Award (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the PNBK Stock Plan and (ii) in the case of stock options, (A) has an exercise price per share of PNBK Common Stock equal to or greater than the fair market value of a share of PNBK Common Stock on the date of such grant, (B) has a grant date identical to the date on which the Board of Directors of PNBK or compensation committee thereof actually awarded such stock option, as applicable and (C) does not trigger any liability for the holder thereof under Section 409A of the Code.

(c)    Other than the PNBK Equity Awards, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in PNBK, or contracts, commitments, understandings or arrangements by which PNBK may become bound to issue additional shares of capital stock or other voting or equity securities of or ownership interest in PNBK, or that otherwise obligate PNBK to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.

(d)    PNBK owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of PNBK, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries of PNBK that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights. Patriot Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Patriot Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or other equity security of Patriot Bank.

(e)    The issuance of shares of PNBK Common Stock as the Merger Consideration in accordance with Sections 1.5 and 1.6 will be duly authorized by all necessary corporate action (subject to the receipt of the Requisite PNBK Vote), and upon the issuance of such shares of PNBK Common Stock to the shareholders of American Challenger in accordance with this Agreement, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens, and will not be subject to preemptive rights of any other shareholder.

4.3    Authority; No Violation.

(a)    Each of PNBK and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Boards of Directors of PNBK and Merger Sub. The Board of Directors of PNBK has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of PNBK and its shareholders, has adopted this Agreement and the transactions contemplated hereby, and has directed that this Agreement be submitted to PNBK’s shareholders for approval of such shareholders and has adopted a resolution to the foregoing effect. The Board of Directors of Merger Sub has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Merger Sub and its sole stockholder, has adopted this Agreement and the transactions contemplated hereby, and has directed that this Agreement be submitted to Merger Sub’s sole stockholder for approval of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval by (i) a majority of the outstanding shares of PNBK
Common Stock with respect to the approval of the Interim Delaware Charter, the Domestication, and the Amended and Restated Certificate of Incorporation of the Parent Corporation by the holders of PNBK Common Stock at the PNBK Shareholder Meeting, (ii) a plurality of the votes cast to elect the American Challenger Designated Directors, effective as of the Effective Time as contemplated by Section 1.12, by the holders of PNBK Common Stock at the PNBK Shareholder Meeting; and (iii) a majority of the votes cast by the holders of PNBK Common Stock at the PNBK Shareholder Meeting for the other PNBK Shareholder Proposals (the “Requisite PNBK Vote”) enumerated in Section 6.2, no other corporate proceedings on the part of PNBK or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PNBK and (assuming due authorization, execution and delivery by American Challenger) constitutes a valid and binding obligation of PNBK and Merger Sub, enforceable against PNBK and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). Prior to the execution of this Agreement, the Board of Directors of PNBK has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of its financial advisor, Evercore Group L.L.C., to the effect that, as of the date of such opinion (a copy of which will be provided to American Challenger after the Board of Directors of PNBK shall have received such written opinion), and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to holders of PNBK Common Stock.

(b)    Neither the execution and delivery of this Agreement by PNBK or Merger Sub, nor the consummation by PNBK or Merger Sub of the transactions contemplated hereby, nor compliance by PNBK or Merger Sub with any of the terms or provisions hereof, will (i) assuming approval of the PNBK Shareholder Proposals, violate any provision of the PNBK Certificate, the PNBK Bylaws, the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PNBK, Merger Sub any other of PNBK’s Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PNBK, Merger Sub any other of PNBK’s Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PNBK, Merger Sub any other of PNBK’s Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected be material to PNBK or any of its Subsidiaries, or materially delay or materially impair the consummation of the transactions contemplated hereby.

4.4    Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the (i) OCC, including the OCC Application, (ii) the Federal Reserve Board under the Change in Bank Control Act, (iii) the Department of Justice and Federal Trade Commission under the HSR Act, and approval of such applications, filings and notices, (c) those additional consents, applications, filings and notices, if any, listed on Section 4.4 of the PNBK Disclosure Schedule or Section 3.4 of the American Challenger Disclosure Schedule, including, without limitation, to the extent required pursuant to NASDAQ Rule 5110, and approval of such applications, filings and notices, (d) the filing by PNBK with the SEC of the Proxy Statement (as defined below), (e) the filing of the Domestication Plan with the Connecticut Secretary and Delaware Secretary, and of the Certificate of Merger with the Delaware Secretary, in each case, pursuant to the CBCA and DGCL, as applicable, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PNBK Common Stock pursuant to this Agreement and the approval of the listing of such PNBK Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with Governmental Entity or any third party that is a party to a “material contract” with PNBK (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) are necessary in connection with (A) the execution and delivery by PNBK and Merger Sub of this Agreement or (B) the consummation by PNBK and Merger Sub of the Merger and the other transactions contemplated hereby.

4.5    Reports. PNBK and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Governmental Entities, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to timely file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PNBK. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other related filings, were complete and accurate and complied with all applicable laws, in each case in all material respects. Subject to Section 9.14, except for normal examinations conducted by a Governmental Entity in the ordinary course of business of PNBK and its Subsidiaries, no Governmental Entity has pending any Proceeding or, to the knowledge of PNBK, investigation into the business or operations of PNBK or any of its Subsidiaries, except where such Proceedings or investigations would not reasonably be expected to be, either individually or in the aggregate, material to PNBK and its Subsidiaries, or materially delay or materially impair the consummation of the transactions contemplated hereby. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of PNBK or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of PNBK or any of its Subsidiaries, since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, Material Adverse Effect on PNBK and its Subsidiaries (taken as a whole).

4.6    Financial Statements.

(a)    The financial statements of PNBK and its Subsidiaries included (or incorporated by reference) in the PNBK Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of PNBK and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of PNBK and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of PNBK and its Subsidiaries have since January 1, 2019, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PNBK. Since January 1, 2019, no independent public accounting firm of PNBK has resigned (or informed PNBK that it intends to resign) or been dismissed as independent public accountants of PNBK as a result of or in connection with any disagreements with PNBK on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PNBK, neither PNBK nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of PNBK, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of PNBK included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of PNBK and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PNBK or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on PNBK. PNBK has implemented and maintains (x) disclosure controls (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to PNBK, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of PNBK by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements of PNBK in accordance with GAAP and that receipts and expenditures of PNBK are being made only in accordance with authorizations of management and directors of PNBK. Neither PNBK nor RSM US LLP, PNBK’s independent audit firm, has identified any unremediated material weakness in internal controls. To the knowledge of PNBK, there is no reason to believe that PNBK’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2019, (i) neither PNBK nor any of its Subsidiaries, nor, to the knowledge of PNBK, any director, officer, auditor, accountant or representative of PNBK or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of PNBK, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of PNBK or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PNBK or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no executive officer of, or attorney representing PNBK or any of its Subsidiaries (whether or not employed by PNBK or any of its Subsidiaries), has reported evidence of a material violation of securities laws or federal banking laws, breach of fiduciary duty or similar violation by PNBK or any of its officers, directors, employees or agents to the Board of Directors of PNBK or any committee thereof, or to the knowledge of PNBK, to any director or officer of PNBK.

4.7    Broker’s Fees. With the exception of engagement of Barclays Capital Inc., BofA Securities, Inc., Keefe Bruyette & Woods, Inc. and Evercore Group L.L.C., neither PNBK nor any Subsidiary of PNBK nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8    Absence of Certain Changes or Events.

(a)    Since January 1, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PNBK.

(b)    Since December 31, 2020 through the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for Pandemic Measures or in connection with the transactions contemplated by this Agreement.

4.9    Legal and Regulatory Proceedings.

(a)    Since January 1, 2019, neither PNBK nor any of its Subsidiaries has been a party to any, and there are no outstanding or pending or, to the knowledge of PNBK, threatened, Proceedings of any nature against PNBK or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PNBK, or (ii) is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b)    Since January 1, 2019, there has not been any material injunction, order, judgment, decree, or regulatory restriction imposed upon PNBK, any of its Subsidiaries or the assets of PNBK or any of its Subsidiaries (or that, upon consummation of the Merger and the other transactions contemplated by this Agreement, would apply to the Parent Corporation or any of its affiliates).

4.10    PNBK Plans.

(a)    Section 4.10(a) of the PNBK Disclosure Schedule sets forth an accurate and complete list, as of the Execution Date, of each material PNBK Plan. For purposes of this Agreement, “PNBK Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by PNBK or any of its Subsidiaries.

(b)    With respect to each material PNBK Plan set forth on Section 4.10(a) of the PNBK Disclosure Schedule, PNBK has made available to American Challenger, to the extent applicable, accurate and complete copies of (1) the PNBK Plan document, including any amendments thereto, (2) a written description of such PNBK Plan if such plan is not set forth in a written document, (3) the most recently prepared actuarial report, and (4) all material correspondence to or from any Governmental Entity received in the last three years with respect to any PNBK Plan.

(c)    Each PNBK Plan (including any related trusts) has been established, operated and administered in all material respects in compliance with its terms and applicable laws, including ERISA and the Code, all contributions or other amounts payable by PNBK or any of its Subsidiaries with respect to each PNBK Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and there are no pending or, to the knowledge of PNBK, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against any PNBK Plan or any trust related thereto which could reasonably be expected to result in any material liability to PNBK or any of its Subsidiaries.

(d)    Each PNBK Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the U.S. Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of PNBK, nothing has occurred that would adversely affect the qualification or tax exemption of any such PNBK Plan. Neither PNBK nor any of its Subsidiaries has engaged in a transaction in connection with which PNBK or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(e)    Neither PNBK nor any of its Subsidiaries in the last six (6) years maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including through any ERISA Affiliate) under a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither PNBK nor any of its Subsidiaries has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including through any ERISA Affiliate) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA in the last six (6) years. No PNBK Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (1) entitle any current or former employee, director, officer, or independent contractor of PNBK or any of its Subsidiaries to severance pay or any material increase in severance pay, (2) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer, or independent contractor, or (3) otherwise give rise to any material liability under any PNBK Plan.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)    Neither PNBK nor any of its Subsidiaries has any obligation to provide, and no PNBK Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(i)    No PNBK Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of PNBK or any of its Subsidiaries who reside or work outside the United States.

4.11    Labor Matters.

(a)    Neither PNBK nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization and, to the knowledge of PNBK, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organization or labor unions, to organize any employee of PNBK or any of its Subsidiaries.

(b)    There is no strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the knowledge of PNBK, threatened. Each of PNBK and its Subsidiaries is in compliance with all applicable laws respecting labor, employment and employment practices, except for any failure to be in compliance that would not reasonably be expected to be material to PNBK and its Subsidiaries, taken as a whole.

(c)    To the knowledge of PNBK, for the past two (2) years, no allegations of sexual harassment have been made against any director or executive officer of PNBK in his or her capacity as a director, employee or service provider of PNBK or any of its Subsidiaries.

4.12    SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement or information statement filed with or furnished to the SEC by PNBK since January 1, 2019 pursuant to the Securities Act or the Exchange Act (the “PNBK Reports”) is publicly available. No such PNBK Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2019, as of their respective dates, all PNBK Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of PNBK has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the PNBK Reports.

4.13    Compliance with Applicable Law.

(a)    PNBK and each of its Subsidiaries hold in full force and effect, and have at all times since January 1, 2019, held in full force and effect, all licenses, registrations, franchises, certificates, variances, permits, approvals, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, approval, charter or authorization in full force and effect (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to be material to PNBK or any of its Subsidiaries, or materially delay or materially impair the consummation of the transactions contemplated hereby, and to the knowledge of PNBK, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened, and the Company and its Subsidiaries have not received any notice in writing of proceedings relating to the revocation or modification of any such license, registration, franchise, certificate, variance, permit, approval, charter or authorization.

(b)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PNBK, PNBK and each of its Subsidiaries have complied with and are not in default or violation under, and none of them is, to the knowledge of PNBK, under investigation with respect to or, to the knowledge of PNBK, has been threatened to be charged with or given notice of any violation of, and to the knowledge of the PNBK, there are no facts or circumstances that would reasonably be expected to cause PNBK or any of its Subsidiaries to violate, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to PNBK or any of its Subsidiaries or, to the knowledge of PNBK, would have the effect of being reasonably likely to result in the limiting or revocation of Patriot Bank’s FDIC deposit insurance. PNBK and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by PNBK and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where PNBK and its Subsidiaries conduct business.

(c)    Patriot Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act of 1950 and applicable regulations thereunder. As of the date hereof, each of PNBK and Patriot Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator). Patriot Bank has a Community Reinvestment Act (“CRA”) rating of “satisfactory” or better, and PNBK and Patriot Bank have no knowledge of any facts and circumstances that would cause, Patriot Bank to be deemed not to be in compliance with the CRA and the regulations promulgated thereunder or to be assigned a CRA rating that is not at least “satisfactory”. PNBK could elect to be, a financial holding company with the ability to obtain the full benefits provided by 12 CFR 225.85(a)(1).

(d)    The operations of PNBK and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving PNBK or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of PNBK, threatened. The Boards of Directors of the Company and Patriot Bank have adopted and implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 (the “PATRIOT Act”) and the regulations thereunder, including the requirement to perform customer due diligence on legal entity customers.

(e)    None of PNBK, any of its Subsidiaries or, to the knowledge of PNBK, any director, officer, agent, employee or affiliate of PNBK or any of its Subsidiaries is currently subject to any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), nor is PNBK or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, currently Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”). For the past five years, PBNK and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

4.14    Agreements with Governmental Entities. Subject to Section 9.14, neither PNBK nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, including the Federal Reserve Board, FDIC, OCC or SEC, that restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit or risk management policies, its internal controls, its management or its business (each, whether or not set forth in the PNBK Disclosure Schedule, a “PNBK Governmental Agreement”), nor has PNBK or any of its Subsidiaries been advised since January 1, 2020, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such PNBK Governmental Agreement. PNBK and its Subsidiaries are in compliance in all material respects with all contracts and agreements with Governmental Entities relating to the insurance or guarantee of loans and Patriot Bank is in compliance in all material respects with its obligations under its borrowing agreements with the Federal Home Loan Bank of Boston and with any member bank of the Federal Reserve.

4.15    PNBK Information. The information relating to PNBK and its Subsidiaries that is provided in writing by PNBK or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed or delivered to holders of PNBK Common Stock, or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to PNBK and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.16    Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PNBK, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of PNBK or any of its Subsidiaries or for the account of a customer of PNBK or any of its Subsidiaries were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of PNBK or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). PNBK and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of PNBK, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.17    Taxes and Tax Returns.

(a)    Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PNBK and its Subsidiaries: (i) each of PNBK and its Subsidiaries has prepared in good faith and duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects; (ii) neither PNBK nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business consistent with past practice); (iii) all Taxes of PNBK and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iv) each of PNBK and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; (v) each of PNBK and its Subsidiaries has complied in all material respects with all information reporting and withholding requirements, in respect of payments made by PNBK or any of its Subsidiaries, including maintenance of required records with respect thereto; (vi) there are no Liens on the assets of PNBK or any of its Subsidiaries relating or attributable to Taxes other than Liens for Taxes not yet due and payable; (vii) neither PNBK nor any of its Subsidiaries has received any notice of an assessment or proposed assessment in connection with any amount of Taxes that has not been accrued on financial statements, and there are no threatened in writing or pending disputes, claims, audits, examinations or other Proceedings regarding any Tax of PNBK and its Subsidiaries or the assets of PNBK and its Subsidiaries; (viii) neither PNBK nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among PNBK and its Subsidiaries or (B) such an agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not Tax sharing, allocation or indemnification); (ix) neither PNBK nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was PNBK) or (B) has any liability for the Taxes of any person (other than PNBK or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xi) neither PNBK nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code; and (xii) neither PNBK nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b)    Neither PNBK nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.18    Loan Portfolio.

(a)    Except as would not reasonably be expected to have, either individually or in the aggregate, to be material to PNBK or any of its Subsidiaries, or materially delay or materially impair the consummation of the transactions contemplated hereby, each written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively “Loans”) of PNBK or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of PNBK or its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, (iii) to the knowledge of PNBK, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions and (iv) was solicited and originated, and is and has been administered and, where applicable, serviced, in all material respects in accordance with the written underwriting standards of PNBK and its Subsidiaries, as applicable, and with all applicable laws, statutes, orders, rules, regulations, policies and guidelines of any Governmental Entity.

(b)    None of the agreements pursuant to which PNBK or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(c)    Neither PNBK nor any PNBK Subsidiary is now, nor has it ever been since January 1, 2019, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity to the origination, sale or servicing of mortgage, commercial or consumer Loans.

(d)    All Loans which are classified as “Insider Transactions” by Regulation O of the Federal Reserve Board have been made by PNBK and its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

(e)    To the knowledge of PNBK, neither PNBK nor any PNBK Subsidiary is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Loan to which it is a party (whether incurred or provided thereby) or by which it is bound or to which any of its property or assets is subject, except for such defaults that would not result in a Material Adverse Effect on the Company.

(f)    Except as has not had and would not reasonably be expected to have a Material Adverse Effect on PNBK:

(g)    PNBK and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated, purchased, sold or serviced by PNBK or any of its Subsidiaries satisfied, in all material respects (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with such Loans, including all applicable laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity, adjustable rate mortgages and small business lending, (ii) the responsibilities and obligations relating to Loans set forth in any agreement between PNBK or any of its Subsidiaries and any Agency, Loan Investor or Insurer (in each case, as defined below), (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Regulator or Insurer and (iv) the terms and provisions of any collateral documents and other loan documents with respect to each Loan; and

(h)    To the knowledge of PNBK, no Agency, Loan Investor or Insurer has (i) claimed in writing that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to Loans or servicing rights sold by the Company or any of its Subsidiaries to a Loan Investor or Agency, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries or (iii) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company's or any of its Subsidiaries' compliance with laws.

(i)    For purposes of this Section 4.18(h): (x)“Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veteran’s Affairs, the Rural Housing Service of the U.S. Department of Agriculture, the U.S. Small Business Administration or any other federal or state agency with authority to determine any investment, origination, lending or servicing requirements with regard to Loans originated, purchased or serviced by the Company or any of its Subsidiaries; (y) “Loan Investor” means any person (including an Agency) having a beneficial interest in any Loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such Loan; and (z) “Insurer” means a person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Loans, including the Federal Housing Administration, the United States Department of Veteran’s Affairs, the Rural Housing Service of the U.S. Department of Agriculture, the U.S. Small Business Administration and any private insurer, and providers of hazard, title or other insurance with respect to such Loans or related collateral.

4.19    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PNBK, PNBK and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: Environmental Laws. There are no Proceedings, or to the knowledge of PNBK, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on PNBK or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against PNBK, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PNBK. To the knowledge of PNBK, there is no reasonable basis for any such Proceeding or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PNBK. PNBK is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PNBK.

4.20    Intellectual Property; IT Assets; Privacy.

(a)    Section 4.20(a) of the PNBK Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned by PNBK or any of its Subsidiaries that is Registered, indicating, for each item of such Registered Intellectual Property, the registration or application number and the applicable filing jurisdiction.

(b)    Except as would not, individually or in the aggregate, reasonably be material to the Company or any of its Subsidiaries, or materially delay or materially impair the consummation of the transactions contemplated hereby, PNBK or one of its Subsidiaries is the sole and exclusive owner of the Registered Intellectual Property owned or purported to be owned by PNBK or any of its Subsidiaries, and all rights in such Registered Intellectual Property are subsisting, and to the knowledge of PNBK, valid and enforceable.

(c)    To the knowledge of PNBK, PNBK and its Subsidiaries own or have a valid right to use all material Intellectual Property used by any of them as of the date hereof, all of which rights shall survive the consummation of the transactions contemplated hereby materially unchanged.

(d)    To the knowledge of PNBK, (i) the operation of the businesses of PNBK and its Subsidiaries as currently conducted does not infringe, misappropriate or violate the Intellectual Property of any third party, in each case, in a manner that has resulted in or is reasonably likely to result in material liability to PNBK or any of its Subsidiaries, and (ii) no third party is infringing, misappropriating or violating any material Intellectual Property owned by PNBK or its Subsidiaries.

(e)    Neither PNBK nor any of its Subsidiaries has received any written claim, notice, invitation to license or similar communication within the three (3) year period prior to the date hereof (i) contesting or challenging the use, validity, enforceability or ownership of any Intellectual Property material to PNBK’s or any of its Subsidiaries’ respective businesses that are owned by or purported to be owned by PNBK or any of its Subsidiaries, or (ii) alleging that PNBK or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property of any person in a manner that has resulted in or is reasonably likely to result in material liability to PNBK or any of its Subsidiaries.

(f)    PNBK and its Subsidiaries have taken reasonable measures to protect (i) their respective rights in the Intellectual Property owned by PNBK or its Subsidiaries and (ii) the confidentiality of all trade secrets that are included in the Intellectual Property owned by PNBK or its Subsidiaries.

(g)    The IT Assets used (including through cloud-based or other third party service providers) by PNBK or any of its Subsidiaries are sufficient for the current needs of the businesses of PNBK and its Subsidiaries, and, to the knowledge of PNBK, in the three (3) year period prior to the date hereof, there has been no unauthorized access to or unauthorized use of any such IT Assets in a manner that, individually or in the aggregate, has resulted in or is reasonably likely to result in material liability to, or material disruption of the business operations of, PNBK or any of its Subsidiaries.

(h)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PNBK, during the three (3) years preceding the date hereof, PNBK and its Subsidiaries have been in compliance with all applicable privacy and data protection laws and with all public-facing privacy policies of PNBK and its Subsidiaries.

4.21    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by PNBK in this Article IV, neither PNBK, Merger Sub nor any other person makes any express or implied representation or warranty with respect to PNBK, Merger Sub or any other of PNBK’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of PNBK and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither PNBK, Merger Sub nor any other person makes or has made any representation or warranty to American Challenger or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to PNBK, Merger Sub or any of PNBK’s other Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by PNBK and Merger Sub in this Article IV, any oral or written information presented to American Challenger or any of its affiliates or representatives in the course of their due diligence investigation of PNBK, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Each of PNBK and Merger Sub acknowledges and agrees that neither American Challenger nor any other person has made or is making any express or implied representation or warranty with respect to American Challenger, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business of American Challenger and PNBK Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the American Challenger Disclosure Schedule or PNBK Disclosure Schedule, as applicable), required by law (including the Pandemic Measures) or as consented to in writing by PNBK or American Challenger, as applicable (such consent not to be unreasonably withheld, conditioned or delayed), (i) American Challenger and PNBK shall, and shall cause each of their respective Subsidiaries to: (a) conduct its business in the ordinary course of business consistent with past practice and (b) use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (ii) except as expressly required by this Agreement (including as set forth in the American Challenger Disclosure Schedule or PNBK Disclosure Schedule, as applicable), required by law (including the Pandemic Measures) or as consented to in writing by the other party, each of American Challenger and PNBK shall not, and shall cause each of their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform American Challenger’s or PNBK’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2    Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the American Challenger Disclosure Schedule or the PNBK Disclosure Schedule, as applicable, or as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), each of American Challenger and PNBK shall not, and shall not permit any of their respective Subsidiaries to, without the prior written consent of PNBK or American Challenger, as applicable (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    incur or modify any indebtedness for borrowed money or other liability (other than (i) in the case of PNBK and Patriot Bank, (x) deposits or customary banking products, such as letters of credit, in each case in the ordinary course of business, (y) federal funds borrowings and borrowings from the Federal Home Loan Bank of Boston or (z) in connection with the Capital Raise, and (ii) in the case of American Challenger, in connection with obtaining working capital funding in the ordinary course of business, not to exceed (x) $10,000,000 in the aggregate between the date hereof and December 31, 2021 or (y) if the Closing is expected to occur after December 31, 2021 but before March 31, 2022, not to exceed $20,000,000 in the aggregate) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of American Challenger or any Subsidiary of PNBK, as applicable);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii)    make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock;

(iii)    grant any stock options, restricted stock, restricted stock units, performance stock units or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock; or

(iv)    issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities;

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its respective material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business consistent with past practice;

(d)    (i) sell, assign or transfer, or (ii) license, let lapse, abandon, cancel or otherwise dispose of, any material Intellectual Property owned by American Challenger, PNBK or any of their respective Subsidiaries, except, in each case of clause (ii), for licenses, lapses, abandonments or cancellations in the ordinary course of business consistent with past practice;

(e)    except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of any other person or the property, deposits or assets of any other person, in each case, other than in a wholly owned Subsidiary of American Challenger or PNBK, as applicable;

(f)    in each case, except for transactions in the ordinary course of business consistent with past practice, terminate, materially amend, or waive any material provision of, any American Challenger or PNBK material contract, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts and leases without material adverse changes of terms with respect to American Challenger or its Subsidiaries or PNBK or its Subsidiaries, as applicable, or enter into any contract that would constitute a material contract of American Challenger or PNBK if it were in effect on the date of this Agreement;

(g)    except as required pursuant to the terms of any American Challenger Plan or PNBK Plan in effect as of the Execution Date, (A) increase the compensation or benefits of any employee of American Challenger, PNBK or any of their respective Subsidiaries, except for (1) increases in annual salary or wage rate (and corresponding increases in bonuses) in the ordinary course of business and (2) the payment of annual bonuses for completed periods based on actual performance, (B) become a party to, establish, adopt, amend, commence participation in, or terminate any American Challenger Plan or PNBK Plan, or any arrangement that would have been an American Challenger Plan or PNBK Plan had it been entered into prior to the Execution Date, (C) grant any equity awards under any American Challenger Plan or PNBK Plan or take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any American Challenger Plan or PNBK Plan, (D) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fee in excess of $250,000, or (E) terminate the employment of any American Challenger Key Employee or any executive officer of PNBK other than for cause;

(h)    settle any Proceeding, except (i) involving solely monetary remedies in an amount and for consideration not in excess of $250,000 individually or $500,000 in the aggregate or (ii) that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Parent Corporation or to the receipt of regulatory approvals for the transactions contemplated hereby on a timely basis;

(i)    take, or cause to be taken, any action or knowingly fail to take any action, where such action or failure to act would, or is reasonably likely to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

(j)    amend its respective organizational documents or comparable governing documents of its respective Subsidiaries;

(k)    merge or consolidate itself or any of its respective Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its respective Subsidiaries;

(l)    take any action that is intended or expected to result in any of the conditions of the Merger set forth in Article VII not being satisfied, except, in every case, as may be required by applicable law;

(m)     make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a material refund of Taxes, in each case, other than in the ordinary course of business;

(n)    enter into any new line of business;

(o)    solely with respect to PNBK and its Subsidiaries:

(i)    change in any material respect PNBK’s or Patriot Bank’s lending, investment, underwriting, risk and asset liability management and other banking and operating, and servicing policies or businesses, as applicable (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Entity;

(ii)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of PNBK, Patriot Bank or any of their respective Subsidiaries;

(iii)    make any loan, loan commitment, or extension of credit (or, in each case, any renewals thereof) outside of the ordinary course of business consistent with past practice;

(p)    knowingly take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of PNBK or American Challenger or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby; or

(q)    agree to take, make any commitment to take, or adopt any resolutions of its respective Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

 ADDITIONAL AGREEMENTS

6.1    Proxy Filing; Information Supplied; Blue Sky.

(a)    As promptly as reasonably practicable after the date of this Agreement, and in any event no later than the later of (i) 45 days after the date of this Agreement or (ii) 15 days after the execution and delivery of all Additional Investment Agreements, PNBK shall use its reasonable efforts to prepare and file with the SEC the proxy statement relating to the PNBK Shareholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”). PNBK shall use its reasonable efforts to respond to any comments of the SEC or its staff with respect to the Proxy Statement, to clear the preliminary Proxy Statement with the SEC as promptly as reasonably practicable after filing and to cause the Proxy Statement to be mailed to the holders of PNBK Common Stock as promptly as reasonably practicable after the date of this Agreement. PNBK will advise American Challenger promptly after receipt of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. PNBK will promptly provide American Challenger with copies of all written correspondence between PNBK (or its representatives) and the SEC (or its staff) regarding the Proxy Statement or the Merger. If at any time prior to the PNBK Shareholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, PNBK shall as promptly as reasonably practicable prepare and mail to its shareholders such an amendment or supplement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or its staff) with respect thereto, PNBK shall provide American Challenger and its counsel a reasonable opportunity to review and comment on such document or response (and PNBK shall consider in good faith any comments on such document(s) or response reasonably proposed by American Challenger or its representatives).

(b)    PNBK and American Challenger shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, any Current Report on Form 8-K filed pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of PNBK and American Challenger or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

(c)    Each of PNBK and American Challenger agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or on its behalf for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to holders of PNBK Common Stock and at the time of PNBK Shareholder Meeting to consider and vote upon PNBK Shareholder Proposals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statement was made, not misleading.

(d)    Each of PNBK and American Challenger further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement, including by filing any amendment or supplement thereto and disseminating such amendment or supplement to holders of PNBK Common Stock, to the extent required by applicable law.

(e)    PNBK also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits required to carry out the transactions contemplated by this Agreement, and American Challenger shall furnish all information concerning the American Challenger and its Subsidiaries and any of its or their respective members or shareholders as may be reasonably requested in connection with any such action.

6.2    PNBK Shareholders’ Meeting.

(a)    PNBK will use its reasonable best efforts to take, in accordance with applicable law, NASDAQ rules, the PNBK Certificate of Incorporation and PNBK Bylaws, all action necessary to call, give notice of, convene and hold the PNBK Shareholder Meeting as promptly as reasonably practicable after the SEC advises it has no further comments on the Proxy Statement (the “SEC Clearance Date”) (and will commence the mailing of the Proxy Statement to the holders of PNBK Common Stock as promptly as practicable after the SEC Clearance Date), to consider and vote upon the matters of the type customarily brought before an annual or special meeting of shareholders, including the approval of the PNBK Shareholder Proposals (as defined below) and to cause such vote to be taken. PNBK shall use its reasonable best efforts to solicit from its shareholders proxies as promptly as possible in favor of the PNBK Shareholder Proposals and include in the Proxy Statement the PNBK Board Recommendation unless PNBK shall have made a PNBK Change of Recommendation in compliance with Section 6.12.

(b)    PNBK shall, through its Board of Directors, recommend to its shareholders (i) the approval of the Interim Delaware Charter, attached as Exhibit A to this Agreement and the Amended and Restated Certificate of Incorporation of the Parent Corporation, attached as Exhibit C to this Agreement (in each case, as may be subsequently amended by mutual written agreement of American Challenger and PNBK at any time before the effectiveness of the Proxy Statement), including any separate or unbundled proposals as are required to implement the foregoing, (ii) the approval of the shares of PNBK Common Stock to be issued pursuant to this Agreement and in connection with the Capital Raise in accordance with applicable stock exchange rules and regulations, (iii) approval of the adoption by PNBK of the New Stock Incentive Plan described in Section 6.8(c), (iv) the election of the American Challenger Designated Directors, effective as of the Effective Time as contemplated by Section 1.12 and (v) the Domestication, pursuant to which PNBK would become a corporation incorporated under the laws of the State of Delaware (such proposals in clauses (i) through (v), together, the “PNBK Shareholder Proposals” and such recommendation the “PNBK Board Recommendation”), and include such recommendation in the Proxy Statement.

(c)     PNBK may only adjourn the PNBK Shareholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Requisite PNBK Vote, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that PNBK has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by holders of PBNK Common Stock prior to the PNBK Shareholder Meeting; provided, that the PNBK Shareholder Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the PNBK Shareholder Meeting was originally scheduled (excluding any adjournments required by applicable law) and shall not be held later than five (5) Business Days prior to the Termination Date.

(d)    To the fullest extent permitted by applicable law, PNBK agrees that if the Requisite PNBK Vote shall not have been obtained at any such PNBK Shareholder Meeting, then, unless this Agreement has been terminated in accordance with its terms, PNBK shall use its reasonable best efforts to take all necessary actions to hold additional PNBK Shareholder Meetings in order to obtain the Requisite PNBK Vote.

6.3    ACDC Shareholder Approvals. In accordance with applicable laws, including Section 228, Section 251(c) and Section 262 of the DGCL, and the American Challenger Certificate of Incorporation and American Challenger’s Bylaws, promptly following the execution of this Agreement, American Challenger shall seek and shall use its reasonable best efforts to obtain (a) as promptly as practicable, and in any event, within twenty-four (24) hours following the execution of this Agreement (the “Shareholder Delivery Period”), written irrevocable consents from all holders of the American Challenger Common Stock and American Challenger Preferred Stock issued and outstanding as of the Execution Date (the “American Challenger Consents”), in each case, in lieu of a meeting pursuant to Section 228 of the DGCL for the purposes of (i) adopting this Agreement and approving the Merger, (ii) acknowledging that the adoption and approvals are irrevocable and result in the waiver of any right of such shareholders to demand appraisal in connection with the Merger pursuant to the Delaware Law and (iii) such other matters set forth therein. As promptly as practicable and, in any event, prior to the expiration of the Shareholder Delivery Period, if any Consent is obtained by American Challenger, American Challenger shall deliver to PNBK a copy thereof (including by electronic image scan transmission).

6.4    Access to Information.

(a)    Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of PNBK and American Challenger, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, personnel, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of PNBK and American Challenger shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither PNBK nor American Challenger nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of PNBK’s or American Challenger’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty, duty of confidentiality or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and request waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    Each of PNBK and American Challenger shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated as of July 12, 2021, between PNBK and American Challenger (the “Confidentiality Agreement”).

(c)    No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.5    Banking Matters. Promptly following the date on which this Agreement is executed by American Challenger and PNBK (the “Execution Date”) and in no event later than thirty (30) days after the last of the Additional Investment Agreements is executed by the parties thereto, Patriot Bank will submit an application to the Office of the Comptroller of the Currency (the “OCC”) pertaining to a substantial asset change under 12 C.F.R. 5.53 (the “OCC Application”) pursuant to which Patriot Bank shall request OCC approval of a new business plan, which will be substantially similar to the business plan submitted to the OCC by American Challenger Bank, N.A. (In Formation) (“American Challenger Bank”) on November 17, 2020, and shall include amended and restated articles of association and bylaws of Patriot Bank to align with the organizational documents of American Challenger Bank that were previously approved by the OCC. American Challenger shall take all actions reasonably necessary to ensure that the body corporate of American Challenger Bank is dissolved by the OCC promptly following the Closing, and that any material contracts, agreements, or other arrangements entered into by American Challenger Bank are assigned to American Challenger effective as of the Closing.

6.6    Regulatory Cooperation.

(a)    The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement (including the Requisite Regulatory Approvals), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than 45 days after the date of this Agreement, PNBK and American Challenger shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals.

(b)    The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). PNBK and American Challenger shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to American Challenger or PNBK, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated herein. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain (i) competitively sensitive business or other proprietary information filed under a claim of confidentiality or (ii) confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 4.32(b)) of a Governmental Entity. In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Each party hereto shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)    PNBK and American Challenger shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and any other statement, filing, notice or application made by or on behalf of PNBK, American Challenger or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of PNBK and American Challenger agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of PNBK and American Challenger further agrees that if it becomes aware that any information furnished in any applications, notices and filings that would cause any of the statements in such applications, notices and filings false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the affected application(s), notice(s) or filing(s).

(d)    PNBK and American Challenger shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable.

(e)    PNBK and American Challenger shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.7    Capital Raise.

(a)    On the date of this Agreement, in connection with the Capital Raise (as defined below), PNBK and those investors listed on Section 6.7 of the PNBK Disclosure Schedule (the “Investors”), have entered into the investment agreements each in the form presented to American Challenger prior to the date of this Agreement (collectively, the “Initial Investment Agreements”). No material amendments or modifications shall be made to the Initial Investment Agreements without the prior written consent of American Challenger. Subsequent to the date of this Agreement, PNBK and additional investors will enter into additional investment agreements (collectively, the “Additional Investment Agreements” and together with the Initial Investment Agreements, the “Investment Agreements”), which include as attachments, a form of Investor Rights Agreement (the “Investor Rights Agreement”), and, as applicable, a form of Warrant (the “Warrant”), a certificate of designations for nonvoting preferred stock (the “Holding Company Preferred Stock”), a certificate of designations for voting preferred stock of Patriot Bank (the “Bank Preferred Stock”) and the terms of subordinated debt of PNBK (the “Holding Company Subordinated Debt”). Substantially concurrently with the Closing of the Merger, PNBK will consummate the following offerings (items (i)-(iii) and (vi) collectively, the “PNBK Equity Raise” and together with items (iv) and (v) collectively, the “Capital Raise”): (i) $464,500,000 of PNBK Voting Common Stock, (ii) $95,500,000 of non-voting common stock, par value $0.01, of PNBK with rights and terms as set forth in the Amended and Restated Certificate of Incorporation of PNBK (the “PNBK Non-Voting Common Stock”), (iii) $70,000,000 aggregate liquidation preference of Holding Company Preferred Stock, (iv) $180,000,000 aggregate liquidation preference of Bank Preferred Stock, (v) $65,000,000 aggregate principal amount of Holding Company Subordinated Debt and (vi) Warrants for the purchase of up to 3,300,000 shares of PNBK Non-Voting Common Stock; it being understood that, despite any potential changes to the amounts stated in the preceding clauses (i) through (vi) between the date of this Agreement and the Closing Date, that the total aggregate amount to be raised by PNBK in the Capital Raise shall not under any circumstance be less than $875,000,000; provided, however, that the amount of PNBK Voting Common Stock in the preceding clause (i) can include up to $70,400,000 of PNBK contributed book equity (the “Minimum Capital Amount”).  The parties will use reasonable best efforts to consummate the Merger and the Capital Raise on the Closing Date and to obtain all requisite permits, consents, approvals and authorizations of all third parties, including the requisite approval of holders of PNBK Common Stock, and Governmental Entities which are required or advisable to consummate with respect to the Capital Raise. PNBK shall provide information to American Challenger regarding the status of the Capital Raise and shall respond to any reasonable inquiry from American Challenger related to the same.

(b)     PNBK shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Investment Agreements on the terms and conditions described therein, including maintaining in effect the Investment Agreements and using its commercially reasonable efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to PNBK in the Investment Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Investment Agreements (other than conditions that PNBK or any of its Subsidiaries control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Investment Agreements at or prior to Closing and (c) enforce its rights under the Investment Agreements in the event that all conditions in the Investment Agreements (other than conditions that PNBK or any of its Subsidiaries controls the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable Investors to contribute to PNBK the applicable portion of the Investment set forth in the Investments Agreements at or prior to the Closing.

(c)    Without limiting the generality of the foregoing, PNBK shall give American Challenger, prompt (and, in any event within five (5) business days) written notice: (i) of any amendment to any Investment Agreements (together with a copy of such amendment), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Investment Agreement known to PNBK; (iii) of the receipt of any written notice or other written communication from any party to any Investment Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Investment Agreement or any provisions of any Investment Agreement and (iv) if PNBK does not expect to receive all or any portion of the Minimum Capital Amount on the terms, in the manner or from the sources contemplated by the Investment Agreements. With respect to clause (i) in the preceding sentence, PNBK shall provide American Challenger and its counsel with a reasonable opportunity to review any proposed amendment to any Investment Agreement, and shall consider in good faith any comments provided by American Challenger and its counsel on such proposed amendment.

6.8    Employee Matters.

(a)    With respect to any employee benefit plans of PNBK or its Subsidiaries in which any employees of American Challenger or its Subsidiaries (the “Continuing Employees”) become eligible to participate on or after the Effective Time (the “New Plans”), PNBK shall or shall cause the Parent Corporation to give each Continuing Employee service credit for such Continuing Employee’s employment with American Challenger and its Subsidiaries (and any predecessor entity) for all purposes under each applicable New Plan, as if such service had been performed with PNBK, provided that the foregoing service recognition shall not apply (i) to the extent it would result in duplication of benefits for the same period of services, (ii) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (iii) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(b)    Prior to the Effective Time and thereafter (as applicable), (i) American Challenger and PNBK shall take any and all actions as may be required to permit each Continuing Employee to become a participant in the PNBK 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.8(a)).

(c)    Prior to the Effective Time, PNBK, through its Board of Directors, will (i) adopt a new stock incentive plan, which will be effective as of the Effective Time, that is substantially similar to the form of stock incentive plan provided by American Challenger to PNBK prior to the date of this Agreement (the “New Stock Incentive Plan”) and (ii) in accordance with Section 6.2, recommend to its shareholders the approval of such New Stock Incentive Plan and include such recommendation in the Proxy Statement. As soon as reasonably practicable following the Closing and to the extent such long-term incentive awards have not been previously granted to be effective as of the Effective Time, the Parent Corporation will grant long-term incentive awards to the Continuing Employees set forth on, and consistent with the terms described in, Section 6.8(c) of the American Challenger Disclosure Schedule.

(d)    PNBK shall cause the Parent Corporation to assume and honor, effective as of the Effective Time, the base salary and incentive compensation terms set forth on Section 6.8(d) of the American Challenger Disclosure Schedule.

(e)    Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular American Challenger Plan, (2) prevent PNBK, the Parent Corporation or any of their affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any American Challenger Plan in accordance their terms, (3) prevent PNBK, the Parent Corporation or any of their affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (4) create any third-party beneficiary rights in any employee of the American Challenger or any of its Subsidiaries, any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by the Parent Corporation or any of its affiliates or under any benefit plan which the Parent Corporation or any of its affiliates may maintain.

6.9    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Parent Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of American Challenger and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “American Challenger Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer, or employee of American Challenger or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby; and the Parent Corporation shall also advance expenses as incurred by such American Challenger Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by American Challenger pursuant to the American Challenger Certificate of Incorporation, American Challenger Bylaws, the governing or organizational documents of any American Challenger Subsidiary and any indemnification agreements in existence as of the date hereof that have been disclosed to PNBK; provided that the American Challenger Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such American Challenger Indemnified Party is not entitled to indemnification.

(b)    Subject to the following sentence, for a period of six (6) years after the Effective Time, the Parent Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by American Challenger (provided, that the Parent Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of American Challenger or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Parent Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by American Challenger for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Parent Corporation shall cause to be maintained policies of insurance which, in the Parent Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, American Challenger, in consultation with, but only upon the consent of PNBK, may (and at the request of PNBK, American Challenger shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under American Challenger’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)    From and after the Effective Time, the Parent Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of PNBK and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “PNBK Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer, or employee of PNBK or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby; and the Parent Corporation shall also advance expenses as incurred by such PNBK Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by PNBK pursuant to the PNBK Certificate of Incorporation, PNBK Bylaws, the governing or organizational documents of any PNBK Subsidiary and any indemnification agreements in existence as of the date hereof; provided that the PNBK Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such PNBK Indemnified Party is not entitled to indemnification. The obligations of the Parent Corporation under this Section 6.9(c) shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any PNBK Indemnified Party or any other person entitled to the benefit of this Section 6.9(c) without the prior written consent of the affected PNBK Indemnified Party or affected person. The rights of each PNBK Indemnified Party under this Section 6.9(c) shall be in addition to any rights such person may have under the applicable law or pursuant to the agreements set forth in 6.9(c) of the PNBK Disclosure Schedule.

(d)    The provisions of this Section 6.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each American Challenger Indemnified Party, PNBK Indemnified Party and their respective heirs and representatives. If the Parent Corporation or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Parent Corporation will cause proper provision to be made so that the successors and assigns of the Parent Corporation will expressly assume the obligations set forth in this Section 6.9.

6.10    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Parent Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party.

6.11    Advice of Changes. PNBK and American Challenger shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.12    PNBK Alternative Proposals.

(a)    Subject to the provisions of this Section 6.12, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, PNBK agrees that it shall not, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective directors and officers, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal or offer that constitutes a PNBK Alternative Proposal, (ii) engage in, continue or otherwise participate in, any discussions or negotiations with any person regarding PNBK Alternative Proposal, (iii) furnish any nonpublic information relating to PNBK or its Subsidiaries in connection with or for the purpose of facilitating a PNBK Alternative Proposal; (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, option agreement, acquisition agreement, merger agreement, arrangement agreement, amalgamation agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a PNBK Alternative Proposal (except for confidentiality agreements permitted under Section 6.12(b)); or (v) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make a PNBK Alternative Proposal (except in case of clauses (i)-(v) above, to (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or (B) notify a person that has made or, to the knowledge of PNBK, is considering making, a PNBK Alternative Proposal, of the existence of the provisions of this Section 6.12(a)).

(b)    Notwithstanding anything in Section 6.12 to the contrary, at any time prior to, but not after, obtaining the Requisite PNBK Vote, if after the date of this Agreement PNBK receives a bona fide, unsolicited PNBK Alternative Proposal that did not result from the PNBK’s violation of this Section 6.12, and if the Board of Directors of PNBK (or a duly authorized committee thereof) determines in good faith (after consultation with PNBK’s outside legal and financial advisors) that such PNBK Alternative Proposal constitutes, or could reasonably be expected to lead to or result in, a PNBK Superior Proposal, PNBK may take the following actions: (A) furnish nonpublic information to the third party making such PNBK Alternative Proposal (including its Representatives and prospective equity and debt financing sources) in response to a request therefor, if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with PNBK having confidentiality and use provisions that, in each case, are not less restrictive in the aggregate to such third party than the provisions in the Confidentiality Agreement are to American Challenger (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any PNBK Alternative Proposal), and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to the PNBK Alternative Proposal. PNBK shall promptly (and in any event within forty-eight (48) hours) notify American Challenger in writing if any inquiries, proposals or offers with respect to a PNBK Alternative Proposal are received by PNBK or any of its Representatives. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 6.12, including any public announcement that PNBK or the Board of Directors of PNBK has made any determination contemplated under this Section 6.12 to take or engage in any such actions, shall not constitute a PNBK Change of Recommendation or otherwise constitute a basis for the American Challenger to terminate this Agreement pursuant to Section 6.12. PNBK shall keep American Challenger reasonably informed on a reasonably current basis of any material developments regarding any PNBK Alternative Proposals or any material change to the terms of any such PNBK Alternative Proposal and any material change to the status of any such discussions or negotiations with respect thereto.

(c)    Except as set forth in this Section 6.12, the Board of Directors of PNBK, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the PNBK Board Recommendation; (ii) fail to include the PNBK Board Recommendation in the Proxy Statement; (iii) if any PNBK Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding PNBK Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by American Challenger or an affiliate of American Challenger), fail to recommend, within ten (10) business days after such commencement, against acceptance of such tender offer or exchange offer by its shareholders; (iv) approve, adopt, recommend or declare advisable any PNBK Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any PNBK Alternative Proposal; or (v) approve, adopt or recommend, or declare advisable or enter into, any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in and entered into in compliance with Section 6.12(b)) with respect to any PNBK Alternative Proposal (any such action set forth in the foregoing clauses (i) through (v), a “PNBK Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Requisite PNBK Vote, the Board of Directors of PNBK may, in response to a PNBK Superior Proposal, make a PNBK Change of Recommendation; provided, that the Board of Directors of PNBK shall not be entitled to make such a PNBK Change of Recommendation (A) unless PNBK shall have given American Challenger at least five (5) business days’ written notice (a “PNBK Superior Proposal Notice”) advising American Challenger of its intention to make such a PNBK Change of Recommendation, which PNBK Superior Proposal Notice shall include a description of the terms and conditions of the PNBK Superior Proposal that is the basis for the proposed action of the Board of Directors of PNBK, the identity of the person making the PNBK Superior Proposal and a copy of any proposed definitive agreement for such PNBK Superior Proposal, if any, and PNBK shall have negotiated in good faith with American Challenger (to the extent American Challenger wishes to negotiate) to enable American Challenger to make such amendments to the terms of this Agreement as would permit the Board of Directors of PNBK not to effect a PNBK Change of Recommendation or terminate this Agreement in connection with such PNBK Superior Proposal, and (B) unless, at the end of the five-business day period following the delivery of such PNBK Superior Proposal Notice (the “PNBK Superior Proposal Notice Period”), after taking into account any firm commitments made by American Challenger in writing to amend the terms of this Agreement and any other proposals or information offered by American Challenger during the PNBK Superior Proposal Notice Period, the Board of Directors of PNBK concludes that the PNBK Superior Proposal giving rise to the PNBK Superior Proposal Notice continues to constitute a PNBK Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the PNBK Superior Proposal (including any change in the amount of consideration) shall commence a new notice period pursuant clause (A) of three (3) business days.

(d)  “PNBK Alternative Proposal” means any proposal, offer or indication of intent made by any person or group of persons (other than American Challenger or its affiliates) relating to or concerning, or that would reasonably be expected to lead to (in one transaction or a series of transactions) (i) a plan of arrangement, amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving PNBK, in each case, as a result of which the shareholders of PNBK immediately prior to such transaction would cease to own at least 75% of the total voting power of PNBK or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any person of more than 15% of the net revenues, net income or total assets of PNBK and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any person of more than 15% of the outstanding shares of PNBK Common Stock.

(e)  “PNBK Superior Proposal” means an unsolicited, bona fide written PNBK Alternative Proposal, made after the date of this Agreement, substituting in the definition thereof “50%” for “15%” and for “75%” in each place each such phrase appears, made after the date of this Agreement, that the Board of Directors of PNBK determines in good faith, after consultation with PNBK’s outside legal and financial advisors, and considering all legal, financial, financing and regulatory aspects of the proposal that the Board of Directors of PNBK considers to be relevant or appropriate, the identity of the person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, would, if consummated, result in a transaction (A) that is more favorable to PNBK’s shareholders from a financial point of view than the transactions contemplated by this Agreement and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Board of Directors of PNBK.

(f)  Nothing contained in this Agreement shall prevent PNBK or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a PNBK Alternative Proposal or from making any disclosure to its shareholders if the Board of Directors of PNBK determines in good faith, after consultation with the PNBK’s outside legal counsel, that the failure of the Board of Directors of PNBK to make such disclosure would reasonably be expected to be inconsistent with the PNBK’s Board of Directors fiduciary duties under applicable law; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13    American Challenger Alternative Proposal. From the date of this Agreement until the earlier of the Effective Time and the Termination Date, American Challenger agrees that it shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and instruct its and its Subsidiaries’ Representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any persons (or any of their Representatives) with respect to any American Challenger Alternative Proposal (other than PNBK or any of its affiliates or Representatives with respect to the transactions contemplated by this Agreement). In addition, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, American Challenger agrees that it shall not, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any proposal or offer that constitutes a American Challenger Alternative Proposal, (ii) engage in, continue or otherwise participate in, any discussions or negotiations with any person regarding American Challenger Alternative Proposal, (iii) furnish any nonpublic information relating to American Challenger or its Subsidiaries in connection with or for the purpose of facilitating an American Challenger Alternative Proposal; (iv) recommend or enter into any other term sheet, letter of intent, memorandum of understandings, agreement in principle, commitment, option agreement, acquisition agreement, merger agreement, arrangement agreement, amalgamation agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an American Challenger Alternative Proposal; or (v) approve, authorize or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt to make an American Challenger Alternative Proposal (except in case of clauses (i)-(v) above, to notify a person that has made or, to the knowledge of American Challenger, is considering making, an American Challenger Alternative Proposal, of the existence of the provisions of this Section 6.13). For the purposes of this Agreement, “American Challenger Alternative Proposal” means any proposal, offer or indication of intent made by any person or group of persons (other than PNBK or its affiliates) relating to or concerning, or that would reasonably be expected to lead to (in one transaction or a series of transactions) (i) a plan of arrangement, amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving American Challenger, in each case, as a result of which the shareholders of American Challenger immediately prior to such transaction would cease to own at least 75% of the total voting power of American Challenger or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any person of more than 15% of the net revenues, net income or total assets of American Challenger and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any person of more than 15% of the outstanding shares of American Challenger Common Stock and/or American Challenger Preferred Stock.

6.14    Public Announcements. American Challenger and PNBK agree that the initial press release with respect to the execution and delivery of this Agreement shall be in a mutually agreed form. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15    Takeover Statutes. None of PNBK, Merger Sub, American Challenger or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction. “Takeover Restrictions” shall mean the provisions of any applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the American Challenger Certificate of Incorporation, the American Challenger Bylaws or any similar provisions of the PNBK Certificate of Incorporation and the PNBK Bylaws, the Merger Sub Charter or Merger Sub Bylaws, as applicable.

6.16    Litigation and Claims. Each party shall promptly notify the other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of such party, threatened against American Challenger, PNBK or any of their Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Investment Agreements or the other agreements contemplated hereby or thereby or any actions taken or to be taken by American Challenger, PNBK or their Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Each Party shall give the other the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the first such party and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be offered or agreed to without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.17    Tax Matters.

(a)    Each Party agrees to use reasonable best efforts, whether before or after the Effective Time, to cooperate with respect to the Merger’s qualification for the Intended Tax Treatment. In connection with the satisfaction of the condition set forth in Section 7.3(c), each of PNBK, American Challenger, and their respective Subsidiaries shall cooperate fully with Sullivan & Cromwell LLP or alternative tax counsel of similar standing (“Tax Counsel”), including by providing the necessary representation letters dated as of the Closing Date (and if requested, dated as of the date determined necessary by counsel in connection with any SEC filings) and other materials reasonably requested by Tax Counsel.

(b)    Except for the Preferred Stock Merger Consideration, PNBK agrees that cash proceeds received in the Capital Raise are intended to and will be used in the trade or business of banking or a similar trade or business, and PNBK will use reasonable best efforts to ensure that such proceeds are so used in the trade or business of banking or a similar trade or business as soon as possible.

6.18    Stock Exchange Listing. PNBK shall use its reasonable best efforts to cause the shares of PNBK Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time. PNBK and American Challenger shall each use their respective reasonable best efforts to complete the Merger and the transactions related thereto in a manner that is reasonably expected to result in NASDAQ approval of the listing of the Parent Corporation under NASDAQ Rule 5110(a), to the extent such approval is required, including, but not limited to, PNBK and American Challenger providing the information required for an initial listing application pursuant to NASDAQ Rule 5110 and cooperating with each other in the preparation of such application and obtaining such listing.

6.19    Other Actions. American Challenger shall take the actions specified on Section 6.19 of the American Challenger Disclosure Schedule and shall provide PNBK with a copy of notices or other applicable documents evidencing such actions.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approvals. The American Challenger Consents and Requisite PNBK Vote shall have been obtained.

(b)    Capital Raise. (i) The condition precedents related to the Capital Raise, as set forth in the Investment Agreements related thereto, shall have been satisfied or waived in accordance with the terms of the Investment Agreements ; (ii) the Minimum Capital Amount shall have been raised and (iii) the closing of the Capital Raise shall occur substantially concurrently with the Closing under this Agreement.

(c)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the other transactions contemplated hereby.

(d)    Regulatory Approval. The requisite authorizations, consents, orders or approvals or waiver thereof from the (i) OCC with respect to the OCC Application, (ii) Department of Justice and Federal Trade Commission under the HSR Act and (iii) the Federal Reserve and the Connecticut Department of Banking in respect of item 2 of Section 3.4 of the American Challenger Disclosure Schedule shall have been obtained, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(e)    NASDAQ Listing. The shares of PNBK Common Stock issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance, and, to the extent required, the NASDAQ approval of the listing of the Parent Corporation under NASDAQ Rule 5110(a) shall have been obtained.

7.2    Conditions to Obligations of PNBK and Merger Sub. The obligation of PNBK and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by PNBK, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The (i) representations and warranties of American Challenger set forth in Section 3.2(a) and Section 3.7(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date), and the (ii) representations and warranties of American Challenger set forth in Sections 3.1(a), 3.1(b) (with respect to American Challenger Bank only), 3.2(c) (with respect to American Challenger Bank only), 3.3(a) and 3.6 (in each case, after giving effect to the lead in to Article III) (such representations and warranties in this clause (ii), the “American Challenger Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date). All other representations and warranties of American Challenger set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on American Challenger or the Parent Corporation. PNBK shall have received a certificate dated as of the Closing Date and signed on behalf of American Challenger by the President and the Chief Financial Officer of American Challenger to the foregoing effect.

(b)    Performance of Obligations of American Challenger. American Challenger shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and PNBK shall have received a certificate dated as of the Closing Date and signed on behalf of American Challenger by the President and the Chief Financial Officer of American Challenger to such effect.

(c)    Additional Investment Agreements. The terms and conditions of the Additional Investment Agreements, including the terms of the securities to be offered and sold pursuant thereto shall be acceptable to PNBK in its sole discretion.

(d)    Management Lock-Up Agreement. Those management individuals of American Challenger set forth on Section 7.2(d) of the American Challenger Disclosure Schedule shall have delivered duly executed counterparts to that certain management lock-up agreement with respect to the shares of PNBK Common Stock received by such individuals as Merger Consideration (the “Management Lock-Up Agreement”).

7.3    Conditions to Obligations of American Challenger. The obligation of American Challenger to effect the Merger is also subject to the satisfaction, or waiver by American Challenger, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The (i) representations and warranties of PNBK set forth in Section 4.2(a) and Section 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date and as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date), and the (ii) representations and warranties of PNBK set forth in Sections 4.1(a), 4.1(b) (with respect to Patriot Bank only), 4.2(d) (with respect to Patriot Bank only), 4.3(a) and 4.7 (in each case, after giving effect to the lead in to Article IV) (such representations and warranties in this clause (ii), the “PNBK Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date and as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date). All other representations and warranties of PNBK set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on PNBK. American Challenger shall have received a certificate dated as of the Closing Date and signed on behalf of PNBK by the Chief Executive Officer and the Chief Financial Officer of PNBK to the foregoing effect.

(b)    Performance of Obligations of PNBK and Merger Sub. Each of PNBK and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and American Challenger shall have received a certificate dated as of the Closing Date and signed on behalf of PNBK by the Chief Executive Officer and the Chief Financial Officer of PNBK to such effect.

(c)    Opinion of Tax Counsel. American Challenger shall have received the opinion of Sullivan & Cromwell LLP, or alternative tax counsel of similar standing, in form and substance reasonably satisfactory to American Challenger, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for the Intended Tax Treatment (“American Challenger Tax Opinion”). In rendering such opinion, counsel may require and rely on representations contained in certificates of officers of PNBK and American Challenger, reasonably satisfactory in form and substance to such counsel.

(d)    Delivery of Investor Rights Agreement and Warrants. Subject to the condition set forth in Section 7.2(c) above, PNBK shall have delivered duly executed counterparts to the Investor Rights Agreement and Warrants in connection with the Capital Raise, and provided American Challenger with evidence thereof.

(e)    Management Lock-Up Agreement. PNBK shall have delivered duly executed counterparts to the Management Lock-Up Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of PNBK:

(a)    by mutual written consent of PNBK and American Challenger in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b)    by either PNBK or American Challenger if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)    by either PNBK or American Challenger if the Merger shall not have been consummated on or before November 14, 2022 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)    by either PNBK or American Challenger (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of American Challenger, in the case of a termination by PNBK, or PNBK or Merger Sub, in the case of a termination by American Challenger, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by PNBK, or Section 7.3, in the case of a termination by American Challenger, as the case may be, and which is not cured within the earlier of the Termination Date and 45 days following written notice to American Challenger, in the case of a termination by PNBK, or PNBK, in the case of a termination by American Challenger, or by its nature or timing cannot be cured during such period;

(e)    by American Challenger, if the PNBK Shareholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Requisite PNBK Vote shall not have been obtained;

(f)    by American Challenger, prior to such time as the Requisite PNBK Vote is obtained, if (A) the Board of Directors of PNBK shall have (i) failed to make the PNBK Board Recommendation, or withdrew, modified or qualified such recommendation in a manner adverse to American Challenger, or resolved to do so, (ii) failed to publicly and without qualification (A) recommend against any PNBK Alternative Proposal or (B) reaffirm the board recommendation within ten (10) business days (or such fewer number of days as remains prior to the PNBK Shareholder Meeting) after a PNBK Alternative Proposal is made public or any request by American Challenger to do so, (iii) adopted, approved, recommended or endorsed a PNBK Alternative Proposal or publicly announced an intention to adopt, approve, recommend or endorse a PNBK Alternative Proposal or (iv) publicly proposed to do any of the foregoing or (B) PNBK or the PNBK Board of Directors shall have breached its obligations under Section 6.12 in any material respect;

(g)    by PNBK, if American Challenger Consents are not obtained in accordance with Section 6.3 of this Agreement;

(h)    by PNBK, prior to receipt of the Requisite PNBK Vote, in order to enter into a definitive written agreement with respect to a PNBK Superior Proposal if the Board of Directors of PNBK authorizes PNBK to enter into such a definitive written agreement in response to a PNBK Superior Proposal, in accordance with the requirements in Section 6.12(c), provided, PNBK pays to American Challenger in immediately available funds the Termination Fee pursuant to Section 8.2; or

(i)    by PNBK, if American Challenger or the Board of Directors of American Challenger shall have breached its obligations under Section 6.13 in any material respect.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination; PNBK Termination Fee.

(a)    In the event this Agreement is terminated pursuant to Section 8.1, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of (a) Section 8.1 and this Section 8.2, (b) Article IX and (c) the Confidentiality Agreement. If this Agreement is validly terminated pursuant to this Article VIII, no party shall have any remedy or right to recover for any liabilities resulting from any breach of any of its representations or warranties contained in this Agreement or any failure to perform any of its covenants or agreements contained in this Agreement; provided, however, that termination shall not relieve any party from liability or damages arising for any (x) any intentional and willful misrepresentation of a material fact with respect to the representations and warranties set forth in this Agreement that constitutes actual common law fraud under the common law of the State of Delaware (and for the avoidance of doubt, not constructive fraud, equitable fraud, recklessness, or negligent misrepresentation or omission) (collectively “Fraud”) (which for all purposes of this Agreement shall include the element of scienter) prior to such termination or (y) breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, in each case, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement (a “Willful Breach”) prior to such termination.

(b)    If (A) this Agreement is terminated by American Challenger pursuant to Section 8.1(f) or by PNBK pursuant to Section 8.1(h), or (B) (x) after the date of this Agreement, a PNBK Alternative Proposal (substituting in the definition thereof “50%” for “15%” and for “75%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to, and not publicly withdrawn prior to, the PNBK Shareholder Meeting (a “PNBK Qualifying Transaction”), (y) this Agreement is terminated by (1) American Challenger or PNBK pursuant to Section 8.1(c) prior to the receipt of the Requisite PNBK Vote or pursuant to Section 8.1(e) or (2) American Challenger pursuant to Section 8.1(d) and (z) concurrently with or within one year after such termination PNBK (1) consummates a PNBK Qualifying Transaction or (2) enters into a definitive agreement providing for a PNBK Qualifying Transaction and later consummates such PNBK Qualifying Transaction, then PNBK shall pay or cause to be paid to American Challenger in consideration of the American Challenger disposing of its rights hereunder (other than those rights set out in Section 8.2(a)), a fee of $4,750,000 in cash (the “PNBK Termination Fee”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by applicable law, such payment to be made within three (3) business days after such termination in the case of clause (A) above, or within three (3) business days after the consummation of such PNBK Qualifying Transaction in the case of clause (B) above; it being understood that in no event shall PNBK be required to pay the PNBK Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount of fees, liabilities or damages payable by PNBK under this Agreement shall be equal to the Termination Fee and any amounts payable under Section 8.2(c) or Section 8.2(d). The amounts payable by PNBK pursuant to Section 8.2(b) constitute liquidated damages and not a penalty and, except in the case of Fraud or a Willful Breach, shall be the sole and exclusive remedy of American Challenger in the event of a termination of this Agreement due to breach of this Agreement in the circumstances specified in the first sentence of this Section 8.2(b).

(c)    If the PNBK Termination Fee payable pursuant to this Section 8.2 has not been received by American Challenger by the date upon which such fee becomes payable, interest shall accrue on the PNBK Termination Fee commencing on the day following such date and ending on the date that such overdue amount is actually paid in full, at an annual rate equal to the prime rate, as published in the Wall Street Journal on the date that the Termination Fee was first required to be paid to American Challenger.

(d)    PNBK acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, American Challenger would not enter into this Agreement; accordingly, if PNBK fails to promptly pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, American Challenger, as applicable, commences a Proceeding which results in a final, non-appealable order against PNBK, then PNBK shall pay the costs and expenses of American Challenger, including reasonable attorneys’ fees and expenses, in connection with such Proceeding.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.8 and 6.9 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of PNBK; provided, however, that after the approval of this Agreement by the shareholders of PNBK, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties to this Agreement at the time of the amendment.

9.3    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after approval of this Agreement by the shareholders of PNBK, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4    Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to American Challenger, to:

American Challenger Development Corp.
One Stamford Plaza
263 Tresser Boulevard, 9th Floor
Stamford, CT 06901
Attention:     Raymond S. Quinlan; Felix Scherzer
E-Mail:         raymond.quinlan@americanchallenger.com
                      felix.scherzer@americanchallenger.com

with a copy (which copy alone will not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:      C. Andrew Gerlach
Facsimile:     (212) 291-9299
E-Mail:          gerlacha@sullcrom.com

If to PNBK or Merger Sub, to:

Patriot National Bancorp, Inc.
Attn: Michael A. Carrazza, Chairman
900 Bedford Street, 3RD Floor
Stamford, CT 06901

Email: mcarrazza@bankpatriot.com

with a copy (which copy alone will not constitute notice) to:

Blank Rome LLP

Attn: Alan Lieblich and Alan Zeiger

One Logan Sq., 130 N. 18th St.

Philadelphia, PA 19103-6998

Telephone: 215-569-5754

Email: alan.zeiger@blankrome.com;

alan.lieblich@blankrome.com

9.6    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of American Challenger and/or its Subsidiaries means the actual knowledge of any of the officers of American Challenger listed on Section 9.6 of the American Challenger Disclosure Schedule, and the “knowledge” of PNBK means the actual knowledge of any of the officers of PNBK listed on Section 9.6 of the PNBK Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The American Challenger Disclosure Schedule and the PNBK Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7    Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable principles of conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of PNBK shall be subject to the laws of the State of Connecticut).

(b)    Each party agrees that it will bring any Proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such Proceeding will be effective if notice is given in accordance with Section 9.5.

9.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.9, which is intended to benefit each American Challenger Indemnified Party and PNBK Indemnified Party and their respective heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.9, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

9.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13    Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.14    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15    Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PATRIOT NATIONAL BANCORP, INC.

By:	/s/ Michael Carrazza
Name: Michael Carrazza
Title: Chairman of the Board of Directors

NEXT SPECIAL, INC.

By:	/s/ Michael Carrazza
Name: Michael Carrazza
Title: Authorized Signatory

AMERICAN CHALLENGER DEVELOPMENT CORP.

By:	/s/ Felix Scherzer
Name: Felix Scherzer
Title: President

[Signature Page to Agreement and Plan of Merger]